EXHIBIT 2.1
                                                                     -----------



UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

------------------------------------  x          Chapter 11
                                      :
In re:                                :          Case No. 02-10485 (PCB)
                                      :          Case No. 02-10486 (PCB)
ICH CORPORATION, et al.,              :          Case No. 02-10488 (PCB)
                                      :
                        Debtors.      :          (Jointly Administered)
                                      :
------------------------------------  x



                            TRIARC COMPANIES, INC.'S
                   THIRD AMENDED JOINT PLAN OF REORGANIZATION
                   UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR
           ICH CORPORATION, SYBRA, INC. AND SYBRA OF CONNECTICUT, INC.
           -----------------------------------------------------------



Dated:    New York, New York
          November 22, 2002



                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                                    Alan W. Kornberg (AK/0756)
                                    John R. Ashmead (JA/4756)
                                    1285 Avenue of the Americas
                                    New York, New York  10019-6064
                                    (212) 373-3000

                                    Attorneys for Triarc Companies, Inc.

                                TABLE OF CONTENTS

                                                                            PAGE

I.       DEFINITIONS AND CONSTRUCTION OF TERMS.................................2
         A.       Definitions..................................................2
         B.       Interpretation, Application of Definitions and Rules of
                  Construction................................................14

II.      CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS........................14
         A.       Introduction................................................14
                  1.       Unclassified Claims................................15
                  2.       Classified Claims..................................15

III.     TREATMENT OF ADMINISTRATIVE  CLAIMS, FEE CLAIMS AND
         PRIORITY TAX CLAIMS..................................................16
         A.       Administrative Claims.......................................16
         B.       Bar Date for Administrative Claims..........................16
         C.       Fee Claims..................................................17
         D.       Priority Tax Claims.........................................17

IV.      TREATMENT OF  CLAIMS AND EQUITY INTERESTS............................18
         A.       Class 1 - Other Priority Claims.............................18
         B.       Class 2 - Secured Lender Guaranty and Secured Lender Claims.19
         C.       Class 3 - Other Secured Claims..............................20
         D.       Class 4 - Care Financial Claim Against ICH..................22
         E.       Class 5 - ICH General Unsecured Claims......................22
         F.       Class 6 - Subsidiary General Unsecured Claims...............22
         G.       Class 7  Equity Interests...................................23
         H.       Special Provision Regarding Unimpaired Claims...............24
         I.       Special Provisions Regarding Secured Lender Claims..........24
                  1.       Amounts............................................24
                  2.       Liens..............................................24
                  3.       Fees...............................................24
         J. Special Provision Regarding Bicks and Drechsler...................24

V.       PROVISIONS REGARDING VOTING UNDER THIS PLAN..........................25
         A.       Classes Entitled to Vote....................................25
         B.       Acceptance by Impaired Classes..............................25
         C.       Cramdown....................................................25

VI.      EXECUTORY CONTRACTS AND UNEXPIRED LEASES.............................25
         A.       Assumption or Rejection of Contracts and Leases.............25
         B.       Bar to Rejection Damages....................................26

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                                                                            PAGE

VII.     PROVISIONS REGARDING CORPORATE GOVERNANCE AND
         MANAGEMENT OF REORGANIZED ICH........................................27
         A.       Continued Corporate Existence; Dissolution of
                  Reorganized ICH.............................................27
         B.       Certificate of Incorporation and By-laws....................27
         C.       Directors and Officers; Effectuating Documents; Further
                  Transactions................................................27
         D.       The ICH Plan Administrator..................................27
                  1.       Appointment........................................27
                           ...................................................28
                  2.       Rights, Powers and Duties of Reorganized ICH and
                           the ICH Plan Administrator.........................28
                  3.       ICH Plan Committee.  ..............................29
                  4.       Compensation of the ICH Plan Administrator.........29
                  5.       Indemnification....................................30
                  6.       Insurance..........................................30
                  7.       Special Authority to Object to Claims and
                           Interests and to Settle Disputed Claims............31
         E.       Cancellation of Securities, Instruments and Agreements
                  Evidencing Claims and Equity Interests......................31
         F.       Release of Liens............................................32

VIII.    PROVISIONS REGARDING CORPORATE GOVERNANCE AND
         MANAGEMENT OF REORGANIZED SYBRA AND SYBRA CONN.......................32
         A.       NewCo.......................................................32
         B. Directors and Officers of Reorganized Sybra and Reorganized Sybra Conn.; Effective Date Sybra and Sybra Conn.'s Certificates of Incorporation and Effective Date Sybra
                  and Sybra Conn.'s By-laws...................................32
                  1.       Reorganized Sybra..................................32
                  2.       Reorganized Sybra Conn.............................33

IX.      MEANS OF IMPLEMENTATION, PROVISIONS REGARDING
         DISTRIBUTIONS UNDER THIS PLAN AND TREATMENT OF
         DISPUTED, CONTINGENT AND UNLIQUIDATED
         ADMINISTRATIVE CLAIMS, CLAIMS AND EQUITY INTERESTS...................33
         A.       Funding for ICH.............................................33
                  1.       Sale of the ICH Assets.............................33
                  2.       Payment of NewCo Consideration to ICH..............33
         B.       Funding for Sybra and Sybra Conn............................33
         C.       Distributions...............................................34
                  1.       Methods of Distributions Under the Plan............34
                  2.       Objections to and Resolution of Claims; NewCo
                           Objection Rights with Respect to ICH Claims........36
                  3.       Allocation of Consideration........................36
                  4.       Cancellation and Surrender of Existing ICH Equity
                           Interests..........................................37

                                                                            PAGE

         D.      Estimation...................................................37
         E.       The Amended and Effective Date Certificates of
                  Incorporation, the Amended and Effective Date By-laws
                  and Other Implementation Documents..........................37
         F.       Intercompany Claims.........................................37

X.       EFFECT OF CONFIRMATION OF THIS PLAN..................................38
         A.       Continued Corporate Existence...............................38
         B.       Dissolution of Creditors' Committee; Cessation of
                  Professional Services.......................................38
         C.       Revesting of Assets.........................................38
         D.       Discharge of the Debtors....................................38
         E.       Debtors' Releases of John Bicks and Robert Drechsler........39
         F.       Injunction..................................................39
         G.       Preservation/Waiver of Causes of Action.....................39
                  1.       Preservation of Rights.............................39
                           ...................................................40
                  2.       Cause of Action Proceeds...........................40
         H.       Votes Solicited in Good Faith...............................40
         I.       Administrative Claims Incurred after the Confirmation Date..40
         J.       Exculpation, Limitations....................................40
                  1.       Exculpation........................................40
                           ...................................................41
                  2.       Limitation with Respect to Governmental Entities...41
         K.       Term of Bankruptcy Injunction or Stays......................41
         L.       Preservation of Insurance...................................41
         M.       Setoffs.....................................................41
         N.       Indemnification Obligations.................................41

XI.      RETENTION OF JURISDICTION............................................42

XII.     MISCELLANEOUS PROVISIONS.............................................42
         A.       Payment of Statutory Fees...................................42
         B.       Amendment, Modification or Withdrawal of this Plan;
                  Severability................................................43
         C.       Governing Law...............................................43
         D.       Filing or Execution of Additional Documents.................43
         E.       Section 338(h)(10) Election.................................43
         F.       Withholding and Reporting Requirements......................43
         G.       Exemption From Transfer Taxes...............................44
         H.       Waiver of Federal Rule of Civil Procedure 62(a).............44
         I.       Headings....................................................44
         J.       Exhibits....................................................44
         K.       Notices.....................................................44
         L.       Plan Supplement.............................................45
         M.       Conflict....................................................45
         N.       Setoff by the United States.................................45

                                                                            PAGE

XIII.    CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN
         AND THE EFFECTIVE DATE...............................................45
         A.       Confirmation of this Plan...................................45
         B.       Conditions Precedent to the Confirmation of the Plan........45
         C.       Conditions Precedent to Effectiveness.......................45
         D.       Waiver of Conditions........................................46
         E.       Effect of Failure of Conditions.............................46
         F.       Vacatur of Confirmation Order.  ............................46

                  Triarc Companies, Inc. ("Triarc") proposes this third amended joint plan of reorganization for ICH Corporation ("ICH"), Sybra, Inc. ("Sybra"), and Sybra of Connecticut, Inc. ("Sybra Conn.," together with ICH and Sybra, the "Debtors") pursuant to section 1121 of the Bankruptcy Code, and the Bankruptcy Court's Order dated August 12, 2002, terminating in favor of Triarc the Debtors' exclusive right to file a plan:

                                       I.

                      DEFINITIONS AND CONSTRUCTION OF TERMS

         A.       DEFINITIONS.

Unless otherwise defined herein, or the context otherwise requires, the following terms shall have the respective meanings set forth below:


ADMINISTRATIVE CLAIM       means any right to payment constituting a cost or
                           expense of administration of the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(1) or 507(b) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the Debtors' Estates, any actual and necessary costs and expenses of operating the Debtors' businesses, any indebtedness or obligations incurred or assumed by the Debtors in connection with the conduct of their businesses, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent awarded by the Bankruptcy Court under sections
                           330, 331 or 503 of the Bankruptcy Code, and any fees or charges assessed against the Debtors' Estates under section 1930 of chapter 123 of title 28 of the United States Code.

ADMINISTRATIVE AND         means the accounts to be funded by NewCo and/or
PRIORITY CLAIMS FUNDS      Reorganized Sybra with Cash on the Effective Date for
                           the payment of Administrative Claims, Other Priority
                           Claims and, in the case of Reorganized ICH, Priority
                           Tax Claims. A single Administrative and Priority
                           Claim Fund may be established for Reorganized Sybra and Reorganized Sybra Conn. The amount of Cash in each such fund shall be equal to all Allowed and all Disputed Claims of such type (excluding any duplicative Claims or Claim amounts), unless the Bankruptcy Court orders otherwise.

ALLOWED                    means with respect to a Claim or Equity Interest:

                           (i) a Claim or Equity Interest that has been listed by the Debtors on their Schedules as liquidated in amount and not disputed or contingent and for which no proof of claim has been filed by the applicable Bar Date, unless it is a Disputed Claim; or

                           (ii) a Claim for which a proof of Claim has been filed by the applicable Bar Date, or otherwise has been deemed timely filed under applicable law, for which no objection or request for estimation has been filed by the Claims Objection Deadline, unless it is a Disputed Claim; or

                           (iii)    a Claim or Equity Interest that is Allowed
                           (a) by a Final Order; (b) by a settlement stipulation; or (c) pursuant to the terms of this Plan; or

                           (iv) with respect to an Administrative Claim, an Administrative Claim for which a holder thereof filed and served a request for payment of such Administrative Claim, unless it is a Disputed Claim.

                           The terms "Allowed Claim" or "Allowed Equity
                           Interest" shall not, for purposes of computing distributions under this Plan, include interest on such Claim or Equity Interest from and after the Petition Date, unless otherwise expressly set forth in this Plan.

AMENDED ICH CERTIFICATE    means Reorganized ICH's certificate of incorporation
OF INCORPORATION AND       and by-laws in effect under the laws of the State of
BY-LAWS                    Delaware, as amended pursuant to this Plan.

AVAILABLE CASH             means all Cash other than Restricted Cash held in the
                           ICH General Unsecured Fund or the Insider Claim
                           Reserve as of the date ten (10) Business Days prior to the date of any distribution.

BALLOTS means each of the ballot forms distributed with the Disclosure Statement to each holder of an Impaired Claim upon which is to be indicated, among other things, acceptance or rejection of this Plan.

BANKRUPTCY CODE            means title 11 of the United States Code, 11
                           U.S.C.ss.ss. 101 ET SEQ., as amended from time to time.

BANKRUPTCY COURT           means the United States Bankruptcy Court for the
                           Southern District of New York in which the Chapter 11
                           Cases were commenced on February 5, 2002, or any other court with jurisdiction over the Chapter 11
                           Cases.

BANKRUPTCY RULES           means the Federal Rules of Bankruptcy Procedure as
                           promulgated by the United States Supreme Court under
                           section 2075 of title 28 of the United States Code, and local rules of the Bankruptcy Court, as now in effect or hereafter amended.

BAR DATE means the applicable deadline by which a proof of Claim must have been or must be filed, as established by an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order. The term "Bar Date" also includes the deadline for filing Fee Claims established pursuant to Section III.C of this Plan, the deadline for filing Administrative Claims established pursuant to Section III.B of this Plan and the deadline for filing Claims arising from rejection of executory contracts and unexpired leases established pursuant to Section VI.B of this Plan.

BAR DATE ORDER             means the Order (i) Fixing Deadline for the Filing of
                           Proofs of Claim and (ii) Approving the Form and
                           Manner of Notice with Respect Thereto entered by the Bankruptcy Court on May 29, 2002, as the same may have been or hereafter may be amended, modified or supplemented.

BICKS                      means John A. Bicks, Co-Chairman and Co-CEO of the
                           Debtors.

BICKS EMPLOYMENT           means that Employment Agreement dated September 1,
AGREEMENT                  1999 with ICH and its subsidiaries, as further
                           amended and modified.

BICKS/DRECHSLER LETTER     means that certain letter agreement, dated November
AGREEMENT                  15, 2002, amongst NewCo, Bicks and Drechsler, a copy
                           of which is attached hereto as Exhibit E.

BUSINESS DAY               means every day other than a Saturday, Sunday or
                           "legal holiday" ( as defined in Bankruptcy Rule
                           9006(a)).

CARE FINANCIAL             means Care Financial Corporation, a Delaware
                           corporation wholly owned by ICH.

CARE FINANCIAL CLAIM       means the Claim of Care Financial against ICH.

CARE FINANCIAL RETIREES    means those individuals to whom Care Financial is
                           obligated in respect of the Care Financial Retirees
                           Liability.

CARE FINANCIAL RETIREES    means the post-retirement healthcare and life
LIABILITY                  insurance benefit obligations to the Care Financial
                           Retirees which Care Financial assumed from Lone Star
                           Liquidating Trust in 1998.

CARE INTERCOMPANY          means the amounts Care Financial owes to (i) Sybra
PAYABLES                   ($356,524.65 as listed on the Schedules) and (ii) ICH
                           ($145,000 as listed on the Schedules).

CASH                       means legal tender of the United States of America.

CAUSES OF ACTION           means all Claims, causes of action (including those
                           assertable derivatively), liabilities, obligations, suits, debts, sums of money, damages, demands, judgments, whether known or unknown, now owned or hereafter acquired by the Debtors, and the Cash and non-Cash proceeds thereof, whether arising under the Bankruptcy Code or other Federal, state or foreign law, equity or otherwise, including, without limitation, any causes of action against any Professionals and any causes of action arising under sections 510, 544, 547, 548, 549, 550, 551, 553 or any other section of the Bankruptcy Code or other applicable law.

CHAPTER 11 CASES           means the Chapter 11 cases commenced by the Debtors.

CLAIM means a "claim," as defined in section 101(5) of the Bankruptcy Code.

CLAIMS PAYMENT FUNDS       means the Administrative and Priority Claim Funds,
                           the ICH General Unsecured Fund, the Subsidiary
                           General Unsecured Fund, the Secured Lender Claim
                           Fund.

CLAIMS OBJECTION           means the last day for filing objections to Disputed
DEADLINE                   Claims (other than Disputed Claims for which no
                           objection or request for estimation shall be required), which day shall be the later of (i) sixty
                           (60) days after the Effective Date or (ii) sixty (60) days after the Filing of a proof of Claim for, or request for payment of, such Claim or such other date as the Bankruptcy Court may order.

CLASS means a category of holders of Claims or Equity Interests, as described in Section II hereof.

COLLATERAL                 means any property or interest in property of the
                           Debtors' Estates subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable law.

CONFIRMATION DATE          means the date on which the Clerk of the Bankruptcy
                           Court enters the Confirmation Order on the docket of the Bankruptcy Court.

CONFIRMATION HEARING       means the hearing to consider confirmation of this
                           Plan pursuant to section 1128 of the Bankruptcy Code, as it may be adjourned or continued from time to time.

CONFIRMATION ORDER         means the order entered by the Bankruptcy Court
                           confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

CREDITORS' COMMITTEE       means the statutory committee of unsecured creditors
                           appointed in the Chapter 11 Cases pursuant to section
                           1102 of the Bankruptcy Code, as it may be constituted from time to time.

DEBTORS                    means collectively ICH, Sybra and Sybra Conn.

DEBTORS IN POSSESSION      means the Debtors in their capacity as debtors in
                           possession in the Chapter 11 Cases pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

DISCLOSURE STATEMENT       means the written disclosure statement that relates
                           to this Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as such disclosure statement may be amended, modified or supplemented from time to time.

DISCLOSURE STATEMENT       means the order dated October 24, 2002, approving,
APPROVAL ORDER             among other things, the Disclosure Statement.

DISPUTED means with respect to any Claim, including any Administrative Claim, which is not an Allowed Claim pursuant to this Plan, a Final Order or a settlement stipulation, and

                           (i) if no proof of Claim or request for payment of an Administrative Claim has been filed by the applicable Bar Date: (a) a Claim that has been or hereafter is listed on the Schedules as disputed, contingent or unliquidated; or (b) a Claim that has been or hereafter is listed on the Schedules as other than disputed, contingent or unliquidated, but as to which the Debtors, Reorganized Debtors, the ICH Plan Administrator or any other party in interest has interposed a timely objection or request for estimation in accordance with this Plan, the Bankruptcy Code and the Bankruptcy Rules by the Claims Objection Deadline or, with respect to Administrative Claims, the deadline set forth in
                           Section III.B of this Plan, as applicable, which objection or request for estimation has not been withdrawn or determined by a Final Order; or

                           (ii) if a proof of Claim or request for payment of an Administrative Claim has been filed by the applicable Bar Date: (a) a Claim for which no corresponding Claim has been or hereafter is listed on the Schedules; (b) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as other than disputed, contingent or unliquidated, but the nature or amount of the Claim as asserted in the proof of Claim varies from the nature or amount of such Claim as listed on the Schedules; (c) a Claim for which a corresponding Claim has been or hereafter is listed on the Schedules as disputed, contingent or unliquidated; or
                           (d) a Claim or request for payment of an Administrative Claim for which a timely objection or request for estimation is interposed by the Debtors, Reorganized Debtors, the ICH Plan Administrator or any other party in interest in accordance with this Plan, the Bankruptcy Code and the Bankruptcy Rules by the Claims Objection Deadline or, with respect to Administrative Claims, the deadline set forth in
                           Section III.B hereof, as applicable, which objection or request for estimation has not been withdrawn or determined by a Final Order. A Claim of the type listed in clauses (a) through (c) of this paragraph
                           (ii) shall no longer be considered a Disputed Claim and shall be deemed Allowed if no objection or request for estimation has been filed by the Claims Objection Deadline.

DISPUTED CLAIMS            means the reserves of Cash established and maintained
RESERVES                   by each of Reorganized ICH, Reorganized Sybra and
                           Reorganized Sybra Conn. for holders of Disputed
                           Claims pursuant to Section IX.C.1(d) hereof.

DRECHSLER                  means Robert H. Drechsler, Co-Chairman and Co-CEO of
                           the Debtors.

DRECHSLER EMPLOYMENT       means that Second Amended and Restated Employment
AGREEMENT                  Agreement dated September 1, 1999 with ICH and its
                           subsidiaries, as further amended and modified.

EFFECTIVE DATE             means the first Business Day on which all of the
                           conditions specified in Section XIII.C of this Plan have been satisfied or waived in accordance with
                           Section XIII.D of this Plan;

                           PROVIDED, HOWEVER, that if a stay of the Confirmation Order is in effect on such date, the Effective Date will be the first Business Day after such stay is no longer in effect.

EFFECTIVE DATE SYBRA       means, at the sole discretion of Triarc, either (a)
CERTIFICATE OF             an amended Sybra Certificate of Incorporation filed
INCORPORATION AND BY-      with the Secretary of State of the State of Michigan,
LAWS                       and amended Sybra By-laws adopted, on or before the
                           Effective Date or (b) a new Sybra Certificate of
                           Incorporation filed with the Secretary of State of the State of Delaware, and new Sybra By-laws adopted, on or before the Effective Date in connection with a reincorporation of Sybra in Delaware.

EFFECTIVE DATE SYBRA       means, at the sole discretion of Triarc, either (a)
CONN. CERTIFICATE OF       an amended Sybra Conn. Certificate of Incorporation
INCORPORATION AND          filed with the Secretary of State of the State of
BY-LAWS                    Connecticut, and amended Sybra Conn. By-laws adopted,
                           on or before the Effective Date or (b) a new Sybra
                           Conn. Certificate of Incorporation filed with the Secretary of State of the State of Delaware, and new
                           Sybra Conn. By-laws adopted, on or before the Effective Date in connection with a reincorporation of Sybra Conn. in Delaware.

EQUITY INTEREST            means any share of preferred stock or common stock or
                           other instrument evidencing an ownership interest in the Debtors, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire, sell or subscribe for any such interest.

ESTATES                    means the estates of ICH, Sybra and Sybra Conn.

FEE CLAIM                  means an Administrative Claim under section 330(a),
                           331 or 503 of the Bankruptcy Code for compensation of a Professional or other entity for services rendered or expenses incurred in the Chapter 11 Cases on or prior to the Effective Date (including expenses of the members of the Creditors' Committee incurred as members of the Creditors' Committee in discharge of their duties as such).

FEE ORDER                  means the order under sections 105(a) and 331 of the
                           Bankruptcy Code, Establishing Procedures for Interim
                           Compensation and Reimbursement of Expenses of Professionals, dated February 27, 2002.

FINAL ORDER                means an order or judgment of the Bankruptcy Court,
                           or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Cases, the operation or effect of which has not been stayed, reversed, vacated or amended, and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal, petition for certiorari, or seek review or rehearing has expired and as to which no appeal, petition for certiorari, or petition for review or rehearing was filed or, if filed, remains pending.

ICH                        means ICH Corporation, a Delaware corporation.

ICH ASSETS                 means (i) the Equity Interests in Sybra held by ICH
                           (which represent 100% of the ownership interests in Sybra), (ii) Cash and Cash equivalents, and (iii) defenses, offsets, claims and Causes of Action
                           (including any proceeds thereof) related in any way to the Care Financial Claim or the holders thereof.
                           The ICH Assets shall also include, at NewCo's sole discretion, the Equity Interests in Care Financial held by ICH.

ICH GENERAL UNSECURED      means any Claim against ICH that is not a Secured
CLAIM                      Claim, a Secured Lender Guaranty Claim,
                           Administrative Claim, Priority Tax Claim, Other
                           Priority Claim or Care Financial Claim.

ICH GENERAL UNSECURED      means $8 million in Cash plus the proceeds of the ICH
DISTRIBUTION               Tax Refund less any amounts deposited to the ICH
                           Operating Reserve pursuant to Section VII.D.4.(a).

ICH GENERAL UNSECURED      means an account to be funded by NewCo with $8
FUND                       million in Cash on the Effective Date for the payment
                           of the ICH General Unsecured Distribution.

ICH OPERATING RESERVE      means the reserve account to be established and
                           maintained by Reorganized ICH into which NewCo shall deposit the ICH Plan Administration Amount and into which Reorganized ICH shall from time to time deposit
                           Cash to fund, among other things, the expenses of the ICH Plan Administrator and Reorganized ICH, as set forth more fully in the ICH Plan Administrator
                           Agreement.

ICH PLAN ADMINISTRATOR     means the person designated by Triarc prior to the
                           Confirmation Date and approved by the Bankruptcy
                           Court pursuant to the Confirmation Order to administer certain provisions of this Plan pertaining to Reorganized ICH in accordance with the terms of this Plan and the ICH Plan Administrator Agreement and to take such other actions as may be authorized under this Plan and the ICH Plan Administrator
                           Agreement, and any successor thereto.

ICH PLAN ADMINISTRATOR     means the agreement between and among Reorganized
                           ICH,

AGREEMENT                  NewCo and the ICH Plan Administrator, specifying the
                           rights, duties and responsibilities of the ICH Plan
                           Administrator under this Plan, in substantially the form set forth in the Plan Supplement.

ICH PLAN ADMINISTRATION    $150,000 in Cash to be funded to the ICH Operating
AMOUNT                     Reserve on the Effective Date by NewCo.

ICH PLAN COMMITTEE         means a committee comprised of three or fewer holders
                           of Allowed ICH General Unsecured Claims to be formed on or before the Effective Date for purposes relating to Class 5, as outlined in this Plan. The ICH Plan
                           Committee may be reconstituted from time to time by order of the Bankruptcy Court.

ICH TAX REFUND             means the $449,500 federal tax refund paid to ICH in
                           or about early October, 2002, less any federal, state, local or foreign taxes imposed upon receipt of such refund.

IMPAIRED means, when used with reference to a Claim or Equity Interest, a Claim or Equity Interest that is Impaired within the meaning of section 1124 of the Bankruptcy Code.

INITIAL DISTRIBUTION DATE  means the Effective Date or as soon thereafter as practicable, but no later than thirty (30) days after the Effective Date.

INTERCOMPANY CLAIM         means any Claim held by a Debtor against any other
                           Debtor.

LIEN has the meaning set forth in section 101 of the Bankruptcy Code.

NEW FINANCING FACILITY     means an unsecured credit facility in an amount of up
                           to $5 million for each of three (3) years after the Effective Date to be made or obtained by NewCo (or an affiliate thereof) for Reorganized Sybra and Reorganized Sybra Conn. to meet their working capital requirements and to make payments otherwise required under the Plan. Repayment of the New Financing
                           Facility will be guaranteed by Triarc, if required by the financing source, and will be subject to the restrictions, if any, in the Secured Loan Documents..

NEWCO means Triarc Restaurant Holdings, LLC, a Delaware limited liability company and a subsidiary of Triarc.

NEWCO PURCHASE AND         means the agreement between the Reorganized Debtors
FUNDING AGREEMENT          and NewCo, pursuant to which NewCo agrees to purchase
                           the ICH Assets and satisfy certain funding requirements of this Plan, in substantially the form set forth in the Plan Supplement.

ORDINARY COURSE ORDER      means that certain Order, dated March 14, 2002,
                           pursuant to sections 105(a), 327, 328 and 330 of the Bankruptcy Code Authorizing the Debtors to Employ
                           Professionals Utilized in the Ordinary Course of
                           Business.

OTHER PRIORITY CLAIM       means a Claim entitled to priority pursuant to
                           section 507(a) of the Bankruptcy Code (other than Administrative Claims and Priority Tax Claims).

OTHER SECURED CLAIM        means a Secured Claim that is not a Secured Lender
                           Claim.

PETITION DATE              means February 5, 2002, the date on which the Debtors
                           filed their petitions for relief commencing the Chapter 11 Cases.

PLAN means this Chapter 11 plan, including the Plan Supplement and all supplements, appendices and schedules thereto, as the same may be amended or modified from time to time.

PLAN SUPPLEMENT            means the forms of documents specified in Section
                           XII.L of this Plan, which shall be filed with the Bankruptcy Court no later than ten (10) days before the Voting Deadline.

PRIORITY TAX CLAIM         means any unsecured Claim held by a governmental unit
                           entitled to a priority in right of payment under
                           section 507(a)(8) of the Bankruptcy Code.

PRO RATA means, at any time, the proportion that the amount of a Claim in a particular Class bears to the aggregate amount of all Claims (including Disputed Claims) in such Class, unless in each case this Plan provides otherwise.

PROFESSIONAL               means (i) any professional employed in the Chapter 11
                           Cases pursuant to section 327 of the Bankruptcy Code or otherwise and (ii) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

QUARTER means the period beginning on the Effective Date and ending on the immediately succeeding December 31, March 31, June 30 or September 30, and each three-month period thereafter.

QUARTERLY CLASS 5          means, with respect to each Quarterly Distribution
DISTRIBUTION AMOUNT        Date, the amount of Available Cash in the ICH General
                           Unsecured Fund equal to the aggregate Pro Rata shares of the ICH General Unsecured Distribution to which holders of Allowed Class 5 ICH General Unsecured
                           Claims are entitled.

QUARTERLY DISTRIBUTION     means the earlier of (i) the twentieth (20th) day
DATE                       after the end of the Quarter following the Quarter in
                           which the Effective Date occurs and the twentieth
                           (20th) day after the end of each subsequent Quarter or (ii) the day designated by Reorganized ICH, Reorganized Sybra or Reorganized Sybra Conn. at its sole discretion.

RECORD DATE                means the record date for purposes of making
                           distributions under this Plan on account of Allowed
                           Claims, which date shall be the Confirmation Date.

REORGANIZED DEBTORS        means the Debtors on and after the Effective Date.

REORGANIZED ICH            means ICH on or after the Effective Date.

REORGANIZED SYBRA          means Sybra on or after the Effective Date.

REORGANIZED SYBRA CONN.    means Sybra Conn. on or after the Effective Date.

RESTRICTED CASH            means the Cash segregated (whether physically or
                           merely on the books and records of Reorganized ICH, Reorganized Sybra and Reorganized Sybra Conn.) by
                           Reorganized ICH, Reorganized Sybra and Reorganized
                           Sybra Conn. in respect of the Disputed Claims
                           Reserves.

SCHEDULE OF LOAN           means the schedule attached hereto as Schedule D,
DOCUMENT MODIFICATION      which sets forth the Secured Loan Document
                           modifications that will be deemed to occur on the Effective Date.

SCHEDULES                  means the schedules of assets and liabilities, the
                           list of holders of Equity Interests and the statements of financial affairs filed with the Bankruptcy Court by the Debtors, including any amendments or supplements thereto.

SECURED CLAIM              means a Claim that is secured by a Lien on property
                           or interests in property, in which the Debtors have an interest, to the extent of the value as of the Effective Date, or such other date as is established by the Bankruptcy Court, of such interest or Lien determined by a Final Order of the Bankruptcy Court pursuant to section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by the Debtors and the holder of such Claim.

SECURED LENDER             means any lender listed on Schedule C hereto, and its
                           successors and assigns, which holds a Secured Claim or a Secured Lender Guaranty Claim.

SECURED LENDER CLAIM       means a Secured Claim that is held by a Secured
                           Lender.

SECURED LENDER CLAIM       means an account to be funded by Reorganized Sybra
FUND                       with Cash on the Effective Date for the payment of
                           all non-penalty monetary defaults of scheduled (not accelerated) pre- and post-Petition Date principal and interest owed in respect of Secured Lender
                           Claims.

SECURED LENDER             means any guaranty Claim against ICH that is held by
GUARANTY CLAIM             a Secured Lender.

SECURED LOAN               means with respect to any Secured Lender Claim or
DOCUMENTS                  Secured Lender Guaranty Claim, any agreement, note,
                           instrument or similar document giving rise to or collateralizing such Claim.

SUBSIDIARY GENERAL         means any Claim against Sybra or Sybra Conn. that is
UNSECURED CLAIM            not a Secured Claim, Administrative Claim, Priority
                           Tax Claim or Other Priority Claim.

SUBSIDIARY GENERAL         means an account to be funded by Reorganized Sybra
UNSECURED CLAIM FUND       with Cash on the Effective Date for the payment of
                           Subsidiary General Unsecured Claims. The amount of such fund shall be an amount equal to the sum of all Allowed and Disputed Subsidiary General Unsecured
                           Claims (excluding any duplicative Claims or Claim amounts), unless the Bankruptcy Court orders otherwise.

SYBRA                      means Sybra, Inc., a Michigan corporation.

SYBRA CONN.                means Sybra of Connecticut, Inc., a Connecticut
                           corporation.

TRIARC                     means Triarc Companies, Inc., a Delaware corporation.

UNCLAIMED DISTRIBUTION     means any distribution of Cash under this Plan which
                           is unclaimed after the earlier to occur of (i) the later to occur of (x) one year after the relevant distribution date or (y) six months after the date on which such claimant's Claim is Allowed.

VOTING DEADLINE            means the last day for submitting Ballots to accept
                           or reject this Plan in accordance with section 1126 of the Bankruptcy Code, as specified in the Disclosure Statement Approval Order.

         B.       INTERPRETATION, APPLICATION OF DEFINITIONS AND RULES OF
                  CONSTRUCTION.

                  Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, such meanings to be applicable to both the singular and plural forms of the terms defined. Capitalized terms in this Plan that are not defined herein shall have the same meaning assigned to such terms by the Bankruptcy Code or Bankruptcy Rules, as the case may be. The words "herein," "hereof," and "hereunder" and other words of similar import refer to this Plan as a whole and not to any particular Section or Subsection in this Plan unless expressly provided otherwise. All gender references shall be deemed to refer to both genders. The words "includes" and "including" are not limiting and mean that the things specifically identified are set forth for purposes of illustration, clarity or specificity and do not in any respect qualify, characterize or limit the generality of the class within which such things are included. Captions and headings to sections and exhibits are inserted for convenience of reference only, are not a part of this Plan, and shall not be used to interpret this Plan. The rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

                                       II.

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         A.       INTRODUCTION.

                  All Claims and Equity Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified.

                  A Claim or Equity Interest is placed in a particular Class only to the extent that the Claim or Equity Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Equity Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

         1.       UNCLASSIFIED CLAIMS.

                  (a)      Administrative Claims.

                  (b)      Priority Tax Claims.

         2.       CLASSIFIED CLAIMS.

                  (a)      CLASS 1: OTHER PRIORITY CLAIMS.

                           (i) "Subclass 1A" consists of all Other Priority Claims against ICH.

                           (ii) "Subclass 1B" consists of all Other Priority Claims against Sybra.

                           (iii) "Subclass 1C" consists of all Other Priority Claims against Sybra Conn.

                  (b)      CLASS 2: SECURED LENDER AND SECURED LENDER GUARANTY
                           CLAIMS.

                           (i) "Subclass 2A" consists of all Secured Lender Guaranty Claims against ICH.

                           (ii) "Subclass 2B" consists of all Secured Lender Claims against Sybra.

                           (iii) "Subclass 2C" consists of all Secured Lender Claims against Sybra Conn.

                  (c)      CLASS 3: OTHER SECURED CLAIMS.

                           (i) "Subclass 3A" consists of all Other Secured Claims against ICH.

                           (ii) "Subclass 3B" consists of all Other Secured Claims against Sybra.

                           (iii) "Subclass 3C" consists of all Other Secured Claims against Sybra Conn.

                  (d)      CLASS 4: CARE FINANCIAL CLAIM.

                           (i) "Class 4" consists of the Care Financial Claim against ICH.

                  (e)      CLASS 5: ICH GENERAL UNSECURED CLAIMS.

                           (i) "Class 5" consists of all ICH General Unsecured Claims.

                  (f)      CLASS 6: SUBSIDIARY GENERAL UNSECURED CLAIMS.

                           (i) "Subclass 6A" consists of all Subsidiary General Unsecured Claims against Sybra.

                           (ii) "Subclass 6B" consists of all Subsidiary General Unsecured Claims against Sybra Conn.

                  (g)      CLASS 7: EQUITY INTERESTS.

                           (i) "Subclass 7A" consists of all Equity Interests in ICH.

                           (ii) "Subclass 7B" consists of all Equity Interests in Sybra.

                           (iii) "Subclass 7C" consists of all Equity Interests in Sybra Conn.

                                      III.

                           TREATMENT OF ADMINISTRATIVE
                   CLAIMS, FEE CLAIMS AND PRIORITY TAX CLAIMS

         A.       ADMINISTRATIVE CLAIMS.

                  Except with respect to Administrative Claims that are Fee Claims, each holder of an Allowed Administrative Claim shall receive (a) Cash in an amount equal to such Allowed Administrative Claim on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable or (b) such other treatment as the Debtors and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements relating thereto.

         B.       BAR DATE FOR ADMINISTRATIVE CLAIMS.

                  The Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Claims (except for Fee Claims), which date will be thirty (30) days after the Confirmation Date. Holders of asserted Administrative Claims, except for

Fee Claims, not paid prior to the Confirmation Date shall submit requests for payment on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered pursuant to Bankruptcy Rules 3020(c) and 2002(f) will set forth such date and constitute notice of the Administrative Claims Bar Date. The Reorganized Debtors shall have thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims.

         C.       FEE CLAIMS.

                  All requests for compensation or reimbursement of Fee Claims pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the Debtors prior to the Effective Date shall be filed and served on the Reorganized Debtors, counsel to the Reorganized Debtors, the ICH Plan Administrator and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Court, no later than thirty (30) days after the Effective Date. Holders of Fee Claims that are required to file and serve applications for final allowance of their Fee Claims and that do not file and serve such applications by the required deadline shall be forever barred from asserting such Claims against the Debtors, Reorganized Debtors or their respective property, and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Fee Claims must be filed and served on the Reorganized Debtors and counsel for the Reorganized Debtors and the requesting party by thirty (30) days (or such longer period as may be allowed by order of the Court) after the date on which an application for such Fee Claim was served.

         D.       PRIORITY TAX CLAIMS.

                  Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Allowed Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to the federal statutory rate as provided in 26 U.S.C. ss. 6621, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim.

                                       IV.

                                  TREATMENT OF
                           CLAIMS AND EQUITY INTERESTS

         A.       CLASS 1 - OTHER PRIORITY CLAIMS.

                  (a)      Subclass 1A: Other Priority Claims against ICH.

                           1.       DISTRIBUTIONS. Except to the extent that a
holder of a Subclass 1A Allowed Other Priority Claim shall have agreed in writing to a different treatment, in full and final satisfaction of such claim, each holder of a Subclass 1A Allowed Other Priority Claim shall receive payment in an amount equal to such Allowed Claim in full in Cash on the later of the Initial Distribution Date and the date when such Other Priority Claim becomes a Subclass 1A Allowed Claim, or as soon thereafter as practicable .

                           2.       IMPAIRMENT AND VOTING. Subclass 1A shall be
unimpaired under this Plan. Holders of Allowed Other Priority Claims in Subclass 1A are presumed to accept this Plan and are not entitled to vote to accept or reject this Plan.

                  (b)      Subclass 1B: Other Priority Claims against Sybra.

                           1.       DISTRIBUTIONS. Except to the extent that a
holder of a Subclass 1B Allowed Other Priority Claim shall have agreed in writing to a different treatment, in full and final satisfaction of such claim, each holder of a Subclass 1B Allowed Other Priority Claim shall receive payment in an amount equal to such Allowed Claim in full in Cash on the later of the Initial Distribution Date and the date when such Other Priority Claim becomes a Subclass 1B Allowed Claim, or as soon thereafter as practicable.

                           2.       IMPAIRMENT AND VOTING. Subclass 1B shall be
unimpaired under this Plan. Holders of Allowed Other Priority Claims in Subclass 1B are presumed to accept this Plan and are not entitled to vote to accept or reject this Plan.

                  (c)      Subclass 1C: Other Priority Claims against Sybra
                           Conn.

                           1.       DISTRIBUTIONS. Except to the extent that a
holder of a Subclass 1C Allowed Other Priority Claim shall have agreed in writing to a different treatment, in full and final satisfaction of such claim, each holder of a Subclass 1C Allowed Other Priority Claim shall receive payment in an amount equal to such Allowed Claim in full in Cash on the later of the Initial Distribution Date and the date when such Other Priority Claim becomes a Subclass 1C Allowed Claim, or as soon thereafter as practicable.

                           2.       IMPAIRMENT AND VOTING. Subclass 1C shall be
unimpaired under this Plan. Holders of Allowed Other Priority Claims in Subclass 1C are presumed to accept this Plan and are not entitled to vote to accept or reject this Plan.

         B.        CLASS 2 - SECURED LENDER GUARANTY AND SECURED LENDER CLAIMS.

                  (a)      Subclass 2A: Secured Lender Guaranty Claims against
ICH.

                           1.       DISTRIBUTIONS. In full and final
satisfaction of each Allowed Subclass 2A Secured Lender Guaranty Claim, the related Allowed Secured Lender Claim shall receive the treatment provided for in Subclass 2B or 2C, as applicable, and each holder of a Secured Lender Guaranty Claim shall be deemed to agree to the modifications with respect to its guaranty as provided under the Schedule of Loan Document Modifications.

                           2.       IMPAIRMENT AND VOTING. Subclass 2A is
Impaired under this Plan. The holders of Allowed Secured Lender Guaranty Claims in Subclass 2A are entitled to vote to accept or reject this Plan.

                  (b)      Subclass 2B: Secured Lender Claims Against Sybra.

                           1.       DISTRIBUTIONS. In full and final
satisfaction of each Allowed Subclass 2B Secured Lender Claim, Reorganized Sybra shall (i) on the Initial Distribution Date, pay in Cash an amount equal to all non-penalty monetary defaults of scheduled (not accelerated) pre- and post-Petition Date principal and interest owed with respect to such Allowed Subclass 2B Secured Lender Claim, (ii) on the Initial Distribution Date or as soon thereafter as is practicable, pay in Cash any professional fees and expenses that may be owed under the Secured Loan Documents relating to such Secured Lender Claim, and (iii) on and after the Effective Date, perform all obligations under the Secured Loan Documents relating to such Secured Lender Claim; provided, however, that on the Effective Date (x) each Secured Loan Document relating to such Secured Lender Claim shall be deemed to be modified as set forth in the Schedule of Loan Document Modifications and (y) any default alleged to exist in existence on or before the Effective Date under any Secured Loan Document relating to such Secured Lender Claim or arising as a consequence of the actions and transactions effected by this Plan shall be deemed to be waived irrevocably and unconditionally.

                           2.       IMPAIRMENT AND VOTING. Subclass 2B is
Impaired under this Plan. The holders of Allowed Secured Lender Claims in Subclass 2B are entitled to vote to accept or reject this Plan.

                  (c)      Subclass 2C: Secured Lender Claims against Sybra
                           Conn.

                           1.       DISTRIBUTIONS. In full and final
satisfaction of each Allowed Subclass 2C Secured Lender Claim, Reorganized Sybra Conn. shall (i) on the Initial Distribution Date, pay in Cash an amount equal to all non-penalty monetary defaults of scheduled (not accelerated) pre- and post-Petition Date principal and interest owed with respect to such Allowed Subclass 2C Secured Lender Claim, (ii) on the Initial Distribution Date or as soon thereafter as is practicable, pay in Cash any professional fees and expenses that may be owed under the Secured Loan Documents relating to such Secured Lender Claim, and (iii) on and after the Effective Date, perform all obligations under the Secured Loan Documents relating to such Secured Lender Claim; PROVIDED, HOWEVER, that on the Effective Date (x) each Secured Loan Document relating to such Secured Lender Claim shall be deemed to be modified as set forth in the Schedule of Loan Document Modifications (y) any default alleged to exist on or before the Effective Date under any Secured Loan Document relating to such Secured Lender Claim or arising as a consequence of the actions and transactions effected by this Plan shall be deemed to be waived irrevocably and unconditionally.

                           2.       IMPAIRMENT AND VOTING. Subclass 2C is
Impaired under this Plan. The holders of Allowed Secured Lender Claims in Subclass 2C are entitled to vote to accept or reject this Plan.

         C.       Class 3 - Other Secured Claims.

                  (a)      Subclass 3A: Other Secured Claims against ICH.

                           1.       DISTRIBUTIONS. Except to the extent that a
holder of a Subclass 3A Allowed Other Secured Claim shall have agreed in writing to a different treatment, at the sole option of the Debtors, as applicable, in full and final satisfaction of such Claim, (i) each Subclass 3A Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of a Subclass 3A Allowed Other Secured Claim to demand or receive payment of such Subclass 3A Allowed Other Secured Claim prior to the stated maturity of such Subclass 3A Allowed Other Secured Claim from and after the occurrence of a default, or (ii) each holder of a Subclass 3A Allowed Other Secured Claim shall receive Cash in an amount equal to such Subclass 3A Allowed Other Secured Claim, including any interest on such Subclass 3A Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Initial Distribution Date and the date such Subclass 3A Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) each holder of a Subclass 3A Allowed Other Secured Claim shall receive the Collateral securing its Subclass 3A Allowed Other Secured Claim and any interest on such Subclass 3A Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Subclass 3A Allowed Other Secured Claim, on the later of the Initial Distribution Date and the date such Subclass 3A Allowed Other Secured Claim becomes a Subclass 3A Allowed Other Secured Claim, or as soon thereafter as is practicable.

                           2.       IMPAIRMENT AND VOTING. Subclass 3A is
unimpaired under this Plan. The holders of Allowed Claims in Subclass 3A are presumed to accept this Plan and are not entitled to vote to accept or reject this Plan.

                  (b)      Subclass 3B: Other Secured Claims against Sybra.

                           1.       DISTRIBUTIONS. Except to the extent that a
holder of a Subclass 3B Allowed Other Secured Claim shall have agreed in writing to a different treatment, at the sole option of the Debtors, as applicable, in full and final satisfaction of such Claim, (i) each Subclass 3B Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of a Subclass 3B Allowed Other Secured Claim to demand or receive payment of such Subclass 3B Allowed Other Secured Claim prior to the stated maturity of such Subclass 3B Allowed Other Secured Claim from and after the occurrence of a default, or (ii) each holder of a Subclass 3B Allowed Other Secured Claim shall receive Cash in an amount equal to such Subclass 3B Allowed Other Secured Claim, including any interest on such Subclass 3B Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Initial Distribution Date and the date such Subclass 3B Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) each holder of a Subclass 3B Allowed Other Secured Claim shall receive the Collateral securing its Subclass 3B Allowed Other Secured Claim and any interest on such Subclass 3B Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Subclass 3B Allowed Other Secured Claim, on the later of the Initial Distribution Date and the date such Subclass 3B Allowed Other Secured Claim becomes a Subclass 3B Allowed Other Secured Claim, or as soon thereafter as is practicable.

                           2.       IMPAIRMENT AND VOTING. Subclass 3B is
unimpaired under this Plan. The holders of Allowed Claims in Subclass 3B are presumed to accept this Plan and are not entitled to vote to accept or reject this Plan.

                  (c)      Subclass 3C: Other Secured Claims against Sybra Conn.

                           1.       DISTRIBUTIONS. Except to the extent that a
holder of a Subclass 3C Allowed Other Secured Claim shall have agreed in writing to a different treatment, at the sole option of the Debtors, as applicable, in full and final satisfaction of such Claim, (i) each Subclass 3C Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of a Subclass 3C Allowed Other Secured Claim to demand or receive payment of such Subclass 3C Allowed Other Secured Claim prior to the stated maturity of such Subclass 3C Allowed Other Secured Claim from and after the occurrence of a default, or (ii) each holder of a Subclass 3C Allowed Other Secured Claim shall receive Cash in an amount equal to such Subclass 3C Allowed Other Secured Claim, including any interest on such Subclass 3C Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Initial Distribution Date and the date such Subclass 3C Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) each holder of a Subclass 3C Allowed Other Secured Claim shall receive the Collateral securing its Subclass 3C Allowed Other Secured Claim and any interest on such Subclass 3C Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Subclass 3C Allowed Other

Secured Claim, on the later of the Initial Distribution Date and the date such Subclass 3C Allowed Other Secured Claim becomes a Subclass 3C Allowed Other Secured Claim, or as soon thereafter as is practicable.

                           2.       IMPAIRMENT AND VOTING. Subclass 3C is
unimpaired under this Plan. The holders of Allowed Claims in Subclass 3C are presumed to accept this Plan and are not entitled to vote to accept or reject this Plan.

         D.       CLASS 4 - CARE FINANCIAL CLAIM AGAINST ICH.

                           1.       DISTRIBUTIONS. In full and final
satisfaction of the Care Financial Claim, on the Effective Date, (i) Reorganized Sybra shall assume and discharge as and when due the Care Financial Retirees Liability and (ii) the Care Intercompany Payables shall be offset against the Care Financial Claim and deemed to be satisfied in full.

                           2.       IMPAIRMENT AND VOTING. Class 4 is Impaired
under this Plan. The holder of the Allowed Care Financial Claim is entitled to vote to accept or reject this Plan.

         E.       CLASS 5 - ICH GENERAL UNSECURED CLAIMS.

                           1.       DISTRIBUTIONS. On, or as soon as reasonably
practicable after (i) the Initial Distribution Date, if such Class 5 Claim is an Allowed ICH General Unsecured Claim as of the Effective Date, or (ii) the first Quarterly Distribution Date after the date a Class 5 Claim becomes an Allowed ICH General Unsecured Claim, each holder of an Allowed Class 5 Claim shall receive its Pro Rata share of the ICH General Unsecured Distribution.

                           2.       IMPAIRMENT AND VOTING. Class 5 is Impaired
under this Plan. The holders of Allowed ICH General Unsecured Claims in Class 5 are entitled to vote to accept or reject this Plan.

         F.       CLASS 6 - SUBSIDIARY GENERAL UNSECURED CLAIMS.

                  (a)      Subclass 6A: General Unsecured Claims against Sybra.

                           1.       DISTRIBUTIONS. On the Initial Distribution
Date, or as soon thereafter as practicable, or upon such later date when such Subclass 6A Claim becomes an Allowed Subclass 6A Claim, in full and final satisfaction of such claim, at the sole option of Sybra (i) each holder of an Allowed Subclass 6A Claim will receive payment in full in Cash of its Allowed Subclass 6A Claim, including post-petition interest at the applicable rate (as provided under contract, as agreed or as determined by the Bankruptcy Court) to render such Allowed Subclass 6A Claim unimpaired, or (ii) each Allowed Subclass 6A Claim will be reinstated by curing all outstanding defaults with all legal, equitable and contractual rights remaining unaltered.

                           2.       IMPAIRMENT AND VOTING. Subclass 6A is
unimpaired under this Plan. The holders of Allowed Claims in Subclass 6A are presumed to accept this Plan and are not entitled to vote to accept or reject this Plan.

                  (b)      Subclass 6B: General Unsecured Claims against Sybra
                           Conn.

                           1.       DISTRIBUTIONS. On the Initial Distribution
Date, or as soon thereafter as practicable, or upon such later date when such Subclass 6B Claim becomes an Allowed Subclass 6B Claim, in full and final satisfaction of such claim, at the sole option of Sybra Conn. (i) each holder of an Allowed Subclass 6B Claim will receive payment in full in Cash of its Allowed Subclass 6B Claim, including post-petition interest at the applicable rate (as provided under contract, as agreed or as determined by the Bankruptcy Court) to render such Allowed Subclass 6B Claim unimpaired, or (ii) each Allowed Subclass 6B Claim will be reinstated by curing all outstanding defaults with all legal, equitable and contractual rights remaining unaltered.

                           2.       IMPAIRMENT AND VOTING. Subclass 6B is
unimpaired under this Plan. The holders of Allowed Claims in Subclass 6B are presumed to accept this Plan and are not entitled to vote to accept or reject this Plan.

         G.        CLASS 7 EQUITY INTERESTS.

                  (a)      Subclass 7A: Equity Interests in ICH.

                           1.       DISTRIBUTIONS. The holders of Subclass 7A
Equity Interests in ICH shall receive no distributions whatsoever on account of such Equity Interests. All Subclass 7A Equity Interests shall be canceled on the Effective Date. If the holders of Allowed Class 5 Claims receive full payment of their Claims and Cash remains in the ICH General Unsecured Fund, that Cash shall be distributed to holders of Allowed ICH Equity Interests.

                           2.       IMPAIRMENT AND VOTING. Subclass 7A is
Impaired under this Plan. As the holders of Subclass 7A Equity Interests in ICH are receiving no distributions they are conclusively presumed to have rejected this Plan and are not entitled to vote to accept or reject this Plan.

                  (b)      Subclass 7B: Equity Interests in Sybra.

                           1.       DISTRIBUTIONS. The Equity Interests in Sybra
will be transferred to NewCo pursuant to this Plan and the NewCo Purchase and Funding Agreement.

                           2.       IMPAIRMENT AND VOTING. Subclass 7B is
unimpaired under this Plan. The holders of Allowed Equity Interests in Subclass 7B are presumed to accept this Plan and are not entitled to vote to accept or reject this Plan.

                  (c)      Subclass 7C: Equity Interests in Sybra Conn.

                           1.       DISTRIBUTIONS. The Equity Interests in Sybra
Conn. will not be affected by the Plan.

                           2.       IMPAIRMENT AND VOTING. Subclass 7C is
unimpaired under this Plan. The holders of Allowed Equity Interests in Subclass 7C are presumed to accept this Plan and are not entitled to vote to accept or reject this Plan.

         H.       SPECIAL PROVISION REGARDING UNIMPAIRED CLAIMS.

                  Except as otherwise provided in this Plan, nothing shall affect the Debtors' rights and defenses, both legal and equitable, with respect to any unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against unimpaired Claims. Such rights and defenses shall vest in the Reorganized Debtors.

         I.       SPECIAL PROVISIONS REGARDING SECURED LENDER CLAIMS.

                  1. AMOUNTS. No later than the Voting Deadline, Triarc shall file with the Bankruptcy Court a schedule setting forth the proposed Allowed amount of each Secured Lender Claim. Such proposed amounts shall be based upon the Debtors' books and records and reflect with respect to each Secured Lender: (a) any unpaid prepetition principal or interest; (b) postpetition unamortized principal through December 31, 2002; and (c) the remaining principal loan balance on December 31, 2002 after payment of items (a) and (b). If any Secured Lender believes that the proposed Allowed amount is not accurate, it should contract Triarc to resolve the dispute.

                  2. LIENS. On the Effective Date, Reorganized Sybra and Reorganized Sybra Conn. shall be deemed to reaffirm the Liens (including the priority thereof) of the Secured Lenders with respect to the Secured Lender Claims as they existed on the Petition Date.

                  3. FEES. Secured Lenders seeking payment of professional fees in accordance with the Secured Loan Documents shall request payment of such fees and expenses in such manner as is acceptable to the Bankruptcy Court.

         J.       SPECIAL PROVISION REGARDING BICKS AND DRECHSLER.

                  NewCo, Bicks and Drechsler have executed the Bicks/Drechsler Letter Agreement, which provides for, among other things, the satisfaction and release of any and all Claims of Bicks and Drechsler, arising under the Bicks Employment Agreement or the Drechsler Employment Agreement or otherwise, against the Debtors and Care Financial on the terms and for the consideration set forth in the Bicks/Drechsler Letter Agreement. The Cash consideration to be paid to Bicks and Drechsler shall not be paid from, or result in a reduction of, the ICH General Unsecured Fund.

                                       V.

                              PROVISIONS REGARDING
                             VOTING UNDER THIS PLAN

         A.      CLASSES ENTITLED TO VOTE.

                  Each Impaired Class of Claims that will (or may) receive or retain property or any interest in property under this Plan shall be entitled to vote to accept or reject this Plan. By operation of law, each unimpaired Class of Claims is deemed to have accepted this Plan and, therefore, is not entitled to vote to accept or reject this Plan. Because holders of Subclass 7A Equity Interests of ICH are not entitled to receive or retain any property under this Plan, Subclass 7A is presumed to have rejected this Plan and, therefore, is not entitled to vote on this Plan.

         B.       ACCEPTANCE BY IMPAIRED CLASSES.

                  An Impaired Class of Claims shall have accepted this Plan if
(a) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (b) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan.

         C.       CRAMDOWN.

                  If any Impaired Class of Claims or Equity Interests entitled to vote shall not accept this Plan by the requisite statutory majorities provided in sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, Triarc reserves the right to have the Court confirm the Plan under section 1129(b) of the Bankruptcy Code. If any holder of a Class 2 Claim votes against this Plan, this Plan shall be deemed amended to provide for the separate classification of such Claim; the vote received from a holder of such Claim, which will be placed in such new Class, shall be deemed to be the vote of such Class. With respect to such new Class of Claims, Triarc reserves the right, as it does with respect to any rejecting Class of Claims, to have the Bankruptcy Court confirm this Plan under section 1129(b) of the Bankruptcy Code.

                                       VI.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         A.       ASSUMPTION OR REJECTION OF CONTRACTS AND LEASES.

                  On or before November 8, 2002, Triarc will file Schedule A, a list of those executory contracts it will assume, and Schedule B, a list of those executory contracts it will reject. Except as otherwise provided in this Plan, or in any contract, instrument, release or other agreement or document entered into in connection with this Plan, (i) each of the executory contracts and unexpired leases on Schedule A hereto are hereby assumed by the Reorganized Debtor party thereto, (ii) each of the executory contracts and unexpired leases on Schedule B hereto are hereby rejected by the Reorganized Debtors, in each case effective on and subject to the occurrence of the Effective Date. The Reorganized Debtors shall have thirty (30) days after the Effective Date to assume or reject any remaining executory contracts, otherwise such remaining executory contracts will be deemed rejected; PROVIDED, HOWEVER, that nothing contained in this Section VI shall constitute an admission by the Debtors that such contract or lease is an executory contract or unexpired lease or that the Debtors, their successors and assigns have any liability thereunder. All Claims for damages arising from the rejection of executory contracts or unexpired leases must be filed with the Court in accordance with the terms of the order authorizing such rejection. Any Claims not filed within such time will be forever barred from assertion against the Debtors, their Estates and the Reorganized Debtors. The Reorganized Debtors, except as otherwise agreed by the parties, will cure any and all undisputed defaults within 60 days of the Effective Date under any executory contract, unexpired lease or employment agreement assumed pursuant to this Plan in accordance with section 365 of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtors or the Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections and assumptions described in this Section VI, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. Triarc is rejecting the employment/severance agreements of John Bicks and Robert Drechsler. Triarc currently anticipates assuming all remaining executory contracts and unexpired leases, including, without limitation, the obligations to Coca-Cola Fountain USA, Inc., with respect to obligations for advances made and capital lease obligations. HOLDERS OF CLAIMS UNDER EXECUTORY CONTRACTS OR UNEXPIRED LEASES THAT ARE ASSUMED PURSUANT TO THIS PLAN ARE UNIMPAIRED AND ARE NOT ENTITLED TO VOTE TO ACCEPT OR REJECT THIS PLAN.

         B.       BAR TO REJECTION DAMAGES.

                  If the rejection of an executory contract or unexpired lease pursuant to Section VI.A above gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtors or their Estates, Reorganized Debtors, the ICH Plan Administrator or their respective successors or properties unless a proof of Claim is filed and served on the Reorganized Debtors and counsel for the Reorganized Debtors on the date that is the later of (i) the Bar Date established in the Chapter 11 Cases or (ii) thirty (30) days from the date upon which the Bankruptcy Court enters an order authorizing the Reorganized Debtors to reject any such executory contract or unexpired lease.

                                      VII.

                         PROVISIONS REGARDING CORPORATE
                  GOVERNANCE AND MANAGEMENT OF REORGANIZED ICH

         A.       CONTINUED CORPORATE EXISTENCE; DISSOLUTION OF REORGANIZED ICH.

                  ICH shall continue to exist as Reorganized ICH after the Effective Date in accordance with the laws of the State of Delaware and pursuant to its Amended Certificate of Incorporation and By-laws, for the limited purpose of liquidating and distributing all of the assets of ICH's Estate and its remaining subsidiaries. As soon as practicable after the ICH Plan Administrator exhausts the assets of ICH's Estate by making the final distribution under this Plan, the ICH Plan Administrator shall (i) effectuate the dissolution of Reorganized ICH in accordance with the laws of the State of Delaware and (ii) resign as the sole officer and sole director of ICH.

         B.       CERTIFICATE OF INCORPORATION AND BY-LAWS.

                  The certificate of incorporation and by-laws of ICH shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. The certificate of incorporation of Reorganized ICH shall be amended to, among other things: (i) authorize one (1) share of new common stock, $0.01 par value per share, (ii) include, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, and
(iii) limit the activities of Reorganized ICH to matters related to the implementation of this Plan. The forms of the documents relating to the Amended ICH Certificate of Incorporation and By-laws shall be contained in the Plan Supplement and shall be filed with the Bankruptcy Court as described in Section XII.K of this Plan. ICH shall execute the amended certificate of incorporation and by-laws of ICH, without the requirement of any action by the directors or stockholders of ICH or Reorganized ICH.

         C.       DIRECTORS AND OFFICERS; EFFECTUATING DOCUMENTS; FURTHER
                  TRANSACTIONS.

                  On the Effective Date, the existing officers and directors of ICH shall be deemed to have resigned as of such date. From and after the Effective Date, the ICH Plan Administrator shall serve as the sole officer and sole director of Reorganized ICH. The ICH Plan Administrator shall be authorized to execute, deliver, file or record such documents, instruments, releases and other agreements and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

         D.       THE ICH PLAN ADMINISTRATOR.

                  1. APPOINTMENT. From and after the Effective Date, the natural or artificial person to be identified in the ICH Plan Administrator Agreement shall serve as the ICH Plan Administrator pursuant to the ICH Plan Administrator Agreement and this Plan, until his death, resignation or discharge and the appointment of a successor ICH

Plan Administrator in accordance with the terms of the ICH Plan Administrator Agreement.

                  2. RIGHTS, POWERS AND DUTIES OF REORGANIZED ICH AND THE ICH PLAN ADMINISTRATOR. Reorganized ICH shall retain and have all the rights, powers and duties necessary to carry out its responsibilities under this Plan. Such rights, powers and duties, which shall be exercisable by the ICH Plan Administrator on behalf of Reorganized ICH pursuant to this Plan and the ICH Plan Administrator Agreement, shall include, among other things:

                           (a)      investing Reorganized ICH's Cash, including,
but not limited to, the Cash held in ICH's Claims Payment Funds in (i) direct obligations of the United States of America or obligations of any agency or instrumentality thereof which are guaranteed by the full faith and credit of the United States of America, (ii) money market deposit accounts, checking accounts, savings accounts or certificates of deposit, or other time deposit accounts that are issued by a commercial bank or savings institution organized under the laws of the United States of America or any state thereof, or (iii) any other investments that may be permissible under (a) section 345 of the Bankruptcy Code or (b) any Final Order of the Bankruptcy Court entered in the Chapter 11 Cases;

                           (b)      calculating and paying all distributions to
be made under this Plan, the ICH Plan Administrator Agreement and other orders of the Bankruptcy Court to holders of Allowed Administrative Claims of ICH, Allowed Priority Tax Claims of ICH, Allowed Other Priority Claims of ICH and Allowed ICH General Unsecured Claims;

                           (c)      employing, supervising and reasonably
compensating Professionals retained to represent the interests of and to serve on behalf of Reorganized ICH;

                           (d)      making and filing tax returns or required
public filings for ICH or Reorganized ICH;

                           (e)      objecting to Claims or Equity Interests
filed against ICH's Estate on any appropriate basis;

                           (f)      seeking estimation of contingent or
unliquidated claims under section 502(c) of the Bankruptcy Code;

                           (g)      seeking determination of any tax liability
under section 505 of the Bankruptcy Code;

                           (h)      prosecuting avoidance actions under sections
544, 545, 547, 548, 549 and 553 of the Bankruptcy Code;

                           (i)      prosecuting turnover actions under sections
542 and 543 of the Bankruptcy Code;

                           (j)      prosecuting any other Claims or Causes of
Action of ICH;

                           (k)      dissolving Reorganized ICH;

                           (l)      exercising all powers and rights, and taking
all actions, contemplated by or provided for in the ICH Plan Administrator Agreement;

                           (m)      appointing and reasonably compensating any
agents or representatives to carry out the duties of the ICH Plan Administrator; and

                           (n)      taking any and all other actions necessary
or appropriate to implement or consummate this Plan and the provisions of;

PROVIDED, HOWEVER, that the aforementioned rights, powers and duties of Reorganized ICH shall be subject to the ICH Plan Administrator Agreement and the rights of NewCo set forth at Section IX.C.2.

                  3. ICH PLAN COMMITTEE. On or before the Effective Date, the Creditors' Committee shall appoint the members of the ICH Plan Committee, subject to Triarc's consent, such consent not to be unreasonably withheld. Subject to the rights of NewCo set forth at Section IX.C.2, the ICH Plan Administrator shall pursue the above rights, powers and duties under subclauses
(e) through (j) of Section VII.D.2 above with respect to or affecting Class 5 only with the consent of the ICH Plan Committee. If a dispute arises between the ICH Plan Administrator and the ICH Plan Committee concerning such rights, powers and duties of the ICH Plan Administrator and the parties are unable to resolve the dispute amongst themselves, the ICH Plan Administrator shall bring such dispute before the Bankruptcy Court for resolution. If the ICH Plan Committee retains counsel to resolve such a dispute with the ICH Plan Administrator, the ICH Plan Committee may make application to the Bankruptcy Court for the reimbursement from the ICH General Unsecured Fun for any legal fees incurred in litigation such dispute before the Bankruptcy Court. The reasonable out-of-pocket expenses (e.g., telephone, fax, post, travel), if any, incurred by members of the ICH Plan Committee in furtherance of their obligations hereunder may be reimbursed from the ICH Operating Reserve.

                  4. COMPENSATION OF THE ICH PLAN ADMINISTRATOR. The ICH Plan Administrator shall be compensated from the ICH Operating Reserve pursuant to the terms of the ICH Plan Administrator Agreement. Any professionals retained by the ICH Plan Administrator shall be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred from the ICH Operating Reserve. The payment of the fees and expenses of the ICH Plan Administrator and his retained professionals shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court.

                           (a)      FUNDING OF ICH OPERATING RESERVE.

                           On the Effective Date, as provided under the NewCo
Purchase and Funding Agreement, NewCo shall fund the ICH Operating Reserve with the ICH Plan

Administration Amount. Neither NewCo, Reorganized Sybra nor Reorganized Sybra Conn. shall have any further obligation to fund the ICH Operating Reserve or to pay for any expenses of Reorganized ICH or the ICH Plan Administrator, except as may be required under Section IX.C.2(b) hereof. Any additional funding for the ICH Operating Reserve shall come from the ICH General Unsecured Fund with the consent of the ICH Plan Committee and NewCo, such consent not to be unreasonably withheld.

                  5. INDEMNIFICATION. Reorganized ICH shall indemnify and hold harmless the ICH Plan Administrator and his Professionals, the ICH Plan Committee and its members or designees, or any duly designated agents or representatives of any of thereof or any of their respective employees (in their capacities as such), from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys' fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to Reorganized ICH or the implementation or administration of this Plan, other than acts or omissions resulting from such party's willful misconduct or gross negligence. To the extent Reorganized ICH indemnifies and holds harmless the ICH Plan Administrator and his Professionals, or any duly designated agents or representatives of any of thereof or any of their respective employees (in their capacities as such), as provided above, the legal fees and related costs incurred by counsel to the ICH Plan Administrator in monitoring and participating in the defense of such claims giving rise to the right of indemnification shall be paid out of the ICH Operating Reserve exclusively.

                  In addition, Reorganized ICH and its Estate shall, to the fullest extent permitted by the laws of the State of Delaware, indemnify and hold harmless the ICH Plan Administrator (in his capacity as such and as an officer and director of Reorganized ICH), and the ICH Plan Administrator's, and Reorganized ICH's agents, representatives, Professionals and employees (collectively the "Indemnified Parties") from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys' fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to Reorganized ICH and its Estate or the implementation or administration of this Plan and the ICH Plan Administrator Agreement other than acts or omissions resulting from such party's willful misconduct or gross negligence. To the extent Reorganized ICH and its Estate indemnifies and holds harmless the Indemnified Parties as provided above, the legal fees and related costs incurred by counsel to the ICH Plan Administrator in monitoring and participating in the defense of such claims giving rise to the right of indemnification shall be paid out of the ICH Operating Reserve exclusively. The indemnification provisions of the ICH Plan Administrator Agreement shall remain available to and be binding upon any former ICH Plan Administrator or the estate of any deceased ICH Plan Administrator and shall survive the termination of the ICH Plan Administrator Agreement.

                  6. INSURANCE. The ICH Plan Administrator shall be authorized to obtain all reasonably necessary insurance coverage for himself, his agents, representatives, employees or independent contractors and Reorganized ICH, including, but not limited to, coverage with respect to (i) any property that is or may in the future become the property of Reorganized ICH and
(ii) the liabilities, duties and obligations of the ICH Plan Administrator and his agents, representatives, employees or independent contractors under the ICH Plan Administrator Agreement (in the form of an errors and omissions policy or otherwise), the latter of which insurance coverage may, at the sole option of the ICH Plan Administrator, remain in effect for a reasonable period (not to exceed seven years) after the termination of the ICH Plan Administrator Agreement.

                  7. SPECIAL AUTHORITY TO OBJECT TO CLAIMS AND INTERESTS AND TO SETTLE DISPUTED CLAIMS. Subject to the rights of NewCo set forth at
Section IX.C.2(b) and any other limitations in this Plan, from and after the Effective Date, Reorganized ICH and the ICH Plan Administrator shall be authorized, with respect to those Claims or Equity Interests which are not Allowed hereunder or by Bankruptcy Court order, (i) to object to any Claims or Equity Interests filed against ICH's Estate and (ii) pursuant to Fed. R. Bankr.
P. 9019(b) and section 105(a) of the Bankruptcy Code, to compromise and settle Disputed Claims, in accordance with the following procedures, which shall constitute sufficient notice in accordance with the Bankruptcy Code and the Bankruptcy Rules for compromises and settlements of Claims.

                           (a)      If the resulting settlement provides for an
Allowed Claim in an amount less than or equal to $50,000, Reorganized ICH and the ICH Plan Administrator may settle the Disputed Claim or Equity Interest and execute necessary documents, including a stipulation of settlement or release, in their sole discretion and without notice to any party.

                           (b)      If the resulting settlement provides for an
Allowed Claim in an amount between $50,001 and $150,000, Reorganized ICH and the ICH Plan Administrator may settle the Disputed Claim or Equity Interest and execute necessary documents, including a stipulation of settlement or release, with notice and opportunity for a hearing.

                           (c)      If the resulting settlement provides for an
Allowed Claim in an amount greater than $150,000, Reorganized ICH and the ICH Plan Administrator shall be authorized and empowered to settle such Disputed Claim in accordance with Bankruptcy Rule 9019.

         E. CANCELLATION OF SECURITIES, INSTRUMENTS AND AGREEMENTS EVIDENCING CLAIMS AND EQUITY INTERESTS.

                  Except as otherwise provided in this Plan and in any contract, instrument or other agreement or document created in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Section IV, share certificates (including treasury stock), other instruments evidencing any Claims or Equity Interests, and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such Equity Interests shall be deemed canceled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtors under the share certificates and other agreements and instruments governing such Claims and Interests shall be discharged. The holders of or parties to such canceled notes, share certificates and other agreements and instruments shall have no rights arising from or relating to such notes, share certificates and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to this Plan.

         F.       RELEASE OF LIENS.

                  Except as otherwise provided in this Plan, the Confirmation Order or in any document, instrument or other agreement created in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Section IV and the payments made pursuant to
Section IX, all mortgages, deeds of trust, liens, or other security interests against the property of ICH's Estate shall be fully released and discharged.

                                      VIII.

                  PROVISIONS REGARDING CORPORATE GOVERNANCE AND
                 MANAGEMENT OF REORGANIZED SYBRA AND SYBRA CONN.

         A.       NEWCO.

                  On the Effective Date, pursuant to the NewCo Purchase and Funding Agreement, NewCo shall become the sole owner of Reorganized Sybra. Reorganized Sybra shall continue to own 100% of Sybra Conn. On the Effective Date, the board of directors of NewCo shall consist of four members: Nelson Peltz, Peter W. May, Michael C. Howe and Jonathan P. May.

         B. DIRECTORS AND OFFICERS OF REORGANIZED SYBRA AND REORGANIZED SYBRA CONN.; EFFECTIVE DATE SYBRA AND SYBRA CONN.'S CERTIFICATES OF INCORPORATION AND EFFECTIVE DATE SYBRA AND SYBRA CONN.'S BY-LAWS.

                  1.       REORGANIZED SYBRA.

                           (a)      BOARD OF DIRECTORS. On the Effective Date,
the existing board of directors of Sybra shall be deemed to have resigned as of such date. On the Effective Date, the board of directors of Reorganized Sybra shall consist of Nelson Peltz, Peter W. May, Michael C. Howe and Jonathan P. May. The Board of Directors of Reorganized Sybra will select a Chairman of the Board of Directors of Reorganized Sybra at its initial meeting.

                           (b)      OFFICERS OF REORGANIZED SYBRA. The
identification of the officers of Reorganized Sybra is attached on Exhibit C to the Disclosure Statement.

                           (c)      EFFECTIVE DATE SYBRA CERTIFICATE OF
INCORPORATION AND EFFECTIVE DATE SYBRA BY-LAWS. The adoption of the Effective Date Sybra Certificate of Incorporation and Effective Date Sybra By-laws shall occur and be effective as of the Effective Date without any further action by the directors or stockholders of Sybra or Reorganized Sybra.

                  2.       REORGANIZED SYBRA CONN.

                           (a)      BOARD OF DIRECTORS. On the Effective Date,
the existing board of directors Sybra Conn. shall be deemed to have resigned as of such date. On the Effective Date, the board of directors of Reorganized Sybra Conn. shall consist of three members: Brian Schorr, Kenneth A. Thomas and Curtis
S. Gimson. The Board of Directors of Reorganized Sybra Conn. will select a Chairman of the Board of Directors of Reorganized Sybra Conn. at its initial meeting.

                           (b)      OFFICERS OF REORGANIZED SYBRA CONN. The
identification of the officers of Reorganized Sybra Conn. is attached on Exhibit C to the Disclosure Statement.

                           (c)      EFFECTIVE DATE SYBRA CONN. CERTIFICATE OF
INCORPORATION AND EFFECTIVE DATE SYBRA CONN. BY-LAWS. The adoption of the Effective Date Sybra Conn. Certificate of Incorporation and Effective Date Sybra Conn. By-laws shall occur and be effective as of the Effective Date without any further action by the directors or stockholders of Sybra Conn. or Reorganized Sybra Conn.

                                       IX.

                  MEANS OF IMPLEMENTATION, PROVISIONS REGARDING
                   DISTRIBUTIONS UNDER THIS PLAN AND TREATMENT
                    OF DISPUTED, CONTINGENT AND UNLIQUIDATED
               ADMINISTRATIVE CLAIMS, CLAIMS AND EQUITY INTERESTS

         A.       FUNDING FOR ICH.

                  1.       SALE OF THE ICH ASSETS.

                  Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of NewCo's purchase, under the NewCo Purchase and Funding Agreement, of the ICH Assets pursuant to sections 1123(a)(5)(d) and 1129 of the Bankruptcy Code, free and clear of all Liens, without further corporate action of the Debtors.

                  2.       PAYMENT OF NEWCO CONSIDERATION TO ICH.

                  In consideration of the sale of the ICH Assets to NewCo, pursuant to the NewCo Purchase and Funding Agreement, NewCo shall (i) on the Effective Date, fund the ICH General Unsecured Fund with Cash in the amount of $8.0 million, (ii) on the Effective Date, fund with Cash the ICH Administrative and Priority Claim Fund and (iii) on the Effective Date, fund with Cash the ICH Operating Reserve in the amount of the ICH Plan Administration Amount.

         B.       FUNDING FOR SYBRA AND SYBRA CONN.

                  On the Effective Date and following the purchase of ICH Assets by NewCo pursuant to Section IX.A.1, NewCo, pursuant to the NewCo Purchase and

Funding Agreement, shall fund Reorganized Sybra with $14.5 million in Cash (less the amounts required to fund the ICH Administrative and Priority Claim Funds and the ICH Plan Administration Amount). With this Cash and Cash on hand, Reorganized Sybra will fund in Cash (i) the Subsidiary General Unsecured Claim Fund, (ii) the Sybra and Sybra Conn. Administrative and Priority Claim Fund, and
(iii) the Secured Lender Claim Fund. Reorganized Sybra will not pay any dividends to NewCo for two (2) years from the Effective Date. Any loans made or arranged by Triarc for the benefit of Reorganized Sybra or Reorganized Sybra Conn. for the purpose of store remodeling shall be subject to the restrictions, if any, in the Secured Loan Documents and shall pay interest in kind for no less than two years after the Effective Date. In addition, NewCo (or an affiliate thereof) will make or obtain the New Financing Facility.

         C.       DISTRIBUTIONS.

                  1.       METHODS OF DISTRIBUTIONS UNDER THE PLAN.

                           (a)      DATE AND DELIVERY OF DISTRIBUTIONS.
Distributions under this Plan shall be made by Reorganized ICH, Reorganized Sybra or Reorganized Sybra Conn., as applicable, to the holders of Allowed Claims, at the addresses set forth on the Schedules, unless such addresses are superseded by proofs of claim or transfers of claim filed pursuant to Bankruptcy Rule 3001 (or at the last known addresses of such holders if the Debtors or the Reorganized Debtors have been notified in writing of a change of address).

                           (b)      DISTRIBUTION OF CASH. Any payment of Cash by
Reorganized ICH, Reorganized Sybra Conn. or Reorganized Sybra, as applicable, pursuant to this Plan shall be made at the option and in the sole discretion of Reorganized ICH, Reorganized Sybra or Reorganized Sybra Conn., as applicable, by
(i) a check drawn on, or (ii) wire transfer from, a domestic bank selected by Reorganized ICH or Reorganized Sybra or Reorganized Sybra Conn., as applicable.

                           (c)      DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE
INITIAL DISTRIBUTION DATE. On the Initial Distribution Date, or as soon thereafter as practicable, Reorganized ICH, Reorganized Sybra Conn. or Reorganized Sybra, as applicable, shall distribute Cash to the holders of Allowed Claims.

                           (d)      DISPUTED CLAIMS RESERVES.

                                    (i)     ESTABLISHMENT OF DISPUTED CLAIM
                  RESERVES. On or before the Initial Distribution Date, Reorganized ICH, Reorganized Sybra and Reorganized Sybra Conn. shall each create a Disputed Claims Reserve with respect to the applicable Claims Payment Fund in an amount of Cash equal to one hundred percent (100%) of distributions to which holders of Disputed Claims, as applicable, would be entitled under this Plan as of such date if such Disputed Claims were Allowed Claims in their Disputed Claims amounts (excluding duplicate Claims or Claim amounts); PROVIDED, HOWEVER, that the Debtors, Reorganized ICH, Reorganized

                  Sybra or Reorganized Sybra Conn., at any time, may file motion(s) pursuant to section 502(c) of the Bankruptcy Code for order(s) estimating and limiting the amount of Cash which shall be deposited in the Disputed Claims Reserves in respect of any Disputed Claims, with notice and an opportunity to be heard to the affected holders of such Disputed Claims. The Disputed Claims Reserves shall be fully funded no later than ten (10) days after the Bankruptcy Court has entered an order resolving such motion(s), which order may be the Confirmation Order.

                                    (ii)    CASH HELD IN DISPUTED CLAIMS
                  RESERVES. Cash held in the Disputed Claims Reserves shall be segregated (including merely by entries on the books and records of Reorganized ICH, Reorganized Sybra Conn. and Reorganized Sybra concerning the applicable Claims Payment
                  Fund) and designated as held in trust for the benefit of holders of Allowed Claims, up to the amount of such Allowed Claims. Subject to Section IX.C.1(f) below, Cash held in the Disputed Claims Reserves shall not constitute property of Reorganized ICH, Reorganized Sybra or Reorganized Sybra Conn. Reorganized ICH, Reorganized Sybra and Reorganized Sybra Conn. shall invest the Cash held in the Disputed Claims Reserves in a manner consistent with the ICH Plan Administrator Agreement and Plan Supplement, as applicable. Reorganized ICH, Reorganized Sybra and Reorganized Sybra Conn. shall pay, or cause to be paid, out of the funds held in the Disputed Claims Reserves, any tax imposed on the Disputed Claims Reserves by any governmental unit with respect to income generated by Cash held in the Disputed Claims Reserves.

                                    (iii)   DISTRIBUTIONS WITHHELD FOR DISPUTED
                  CLAIMS. The holder of a Disputed Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive a distribution of Cash (with any post-Effective Date interest thereon earned in the applicable Disputed Claims Reserves) from Reorganized ICH, Reorganized Sybra or Reorganized Sybra Conn., as applicable, on the next Quarterly Distribution Date that follows the Quarter during which such Disputed Claim becomes an Allowed Claim pursuant to a Final Order. Such distributions shall be made in accordance with this Plan based on the distributions that would have been made to such holder under this Plan if the Disputed Claim had been an Allowed Claim on or prior to the Initial Distribution Date.

                           (e)      UNCLAIMED DISTRIBUTIONS AND OVERFUNDING.

                                    (i)     UNCLAIMED DISTRIBUTIONS. Any
                  distribution of Cash under this Plan which is unclaimed after the later to occur of (a) one year after the relevant distribution or (b) six months after the date on which such claimant's Claim is Allowed shall (x) in the case of a holder of an Allowed ICH General Unsecured Claim that is not an Allowed Insider

                  Claim, be added back to the ICH General Unsecured Fund for purposes of Pro Rata distributions to other holders of Allowed ICH General Unsecured Claims and (y) in the case of a holder of an Allowed Claim that is not an ICH General Unsecured Claim, be transferred to NewCo, notwithstanding state or other escheat or similar laws to the contrary.

                                    (ii)    OVERFUNDING. If after the resolution
                  by stipulation or Final Order of any Disputed Claim(s) relating to the ICH Administrative and Priority Claim Fund, there is Cash in any such Claims Payment Fund in excess of the distributions that holders of Allowed Claims are entitled to receive from such Claims Payment Fund, such Cash shall immediately be transferred to and vest in NewCo.

                           (f)      SATURDAYS, SUNDAYS, OR LEGAL HOLIDAYS. If
any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and shall be deemed to have been completed as of the required date.

                  2. OBJECTIONS TO AND RESOLUTION OF CLAIMS; NEWCO OBJECTION RIGHTS WITH RESPECT TO ICH CLAIMS.

                           (a)      OBJECTIONS TO AND RESOLUTION OF CLAIMS.
Except as provided herein, Reorganized ICH, Reorganized Sybra Conn. and Reorganized Sybra, as applicable, shall have the exclusive right to make and file objections to Claims subsequent to the Confirmation Date. Except as provided herein, all objections shall be litigated to a Final Order. Unless otherwise ordered by the Court, Reorganized ICH, Reorganized Sybra and Reorganized Sybra Conn., as applicable, shall file all objections to Claims that are the subject of proofs of claim, listed in the Schedules or requests for payment of Administrative Claims filed with the Court (other than applications for allowances of compensation and reimbursement of expenses) and serve such objections upon the holders of the Claim as to which the objection is made as soon as is practicable, but in no event later than the Claims Objection Deadline or such later date as may be approved by the Court.

                           (b)      NEWCO OBJECTION RIGHTS WITH RESPECT TO ICH
CLAIMS. Notwithstanding the foregoing, NewCo is hereby granted the exclusive right and delegated all authority and power on behalf of Reorganized ICH, which shall include the ability to direct the ICH Plan Administrator, with respect to filing objections to, or seeking the estimation by the Bankruptcy Court of, or pursuing Causes of Action in any way related to, Administrative Claims, Fee Claims, Other Priority Claims, Priority Tax Claims and the Care Financial Claim against ICH. NewCo shall be responsible for any professional fees and expenses and allocable costs of the ICH Plan Administrator with respect to such objections, requests for estimation or Causes of Action.

                  3. ALLOCATION OF CONSIDERATION. The aggregate consideration to be distributed to the holders of Allowed Claims in each Class under this Plan (other than the

Claims, if any, of the Internal Revenue Service) shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders and any remaining consideration as satisfying accrued, but unpaid, interest and costs, if any, and attorneys' fees where applicable.

                 4. CANCELLATION AND SURRENDER OF EXISTING ICH EQUITY INTERESTS. On the Effective Date, the Equity Interests of ICH shall be deemed canceled.

         D.       ESTIMATION.

                  Reorganized ICH, Reorganized Sybra Conn. or Reorganized Sybra, as applicable, may, at any time, request that the Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether Reorganized ICH, Reorganized Sybra or Reorganized Sybra Conn. have previously objected to such Claim. The Court will retain jurisdiction to estimate any Claim at any time, including during litigation concerning any objection to such Claim. In the event that the Court estimates any Disputed Claim, such estimated amount may constitute either the Allowed amount of such Claim, or a maximum limitation on such Claim, as determined by the Court. If the estimated amount constitutes a maximum limitation on such Claim, Reorganized ICH, Reorganized Sybra or Reorganized Sybra Conn. may elect to pursue any supplemental proceedings to object to any ultimate payment of such Claim. All of the aforementioned Claims, objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

         E. THE AMENDED AND EFFECTIVE DATE CERTIFICATES OF INCORPORATION, THE AMENDED AND EFFECTIVE DATE BY-LAWS AND OTHER IMPLEMENTATION DOCUMENTS.

                  On or before the Effective Date, as applicable, Reorganized ICH, Reorganized Sybra and Reorganized Sybra Conn. will execute the Amended ICH Certificate of Incorporation, the Amended ICH By-laws, the Effective Date Sybra Certificate of Incorporation, the Effective Date Sybra By-laws, the Effective Date Sybra Conn. Certificate of Incorporation, the Effective Date Sybra Conn. By-laws, the ICH Plan Administrator Agreement, the NewCo Purchase and Funding Agreement and all other documents required and necessary to implement this Plan, without the requirement of any further corporate action. All such Certificates of Incorporation shall comply with Section 1123(a)(6) of the Bankruptcy Code.

         F.       INTERCOMPANY CLAIMS.

                  On the Confirmation Date or such other date as may be set by the Confirmation Order, but subject to the occurrence of the Effective Date, all Intercompany Claims between Reorganized Sybra and Reorganized Sybra Conn., on the one hand, and ICH, on the other hand, shall be extinguished.

                                       X.

                       EFFECT OF CONFIRMATION OF THIS PLAN

         A.       CONTINUED CORPORATE EXISTENCE.

                  ICH, as Reorganized ICH, shall continue to exist after the Effective Date with all powers of a corporation under the laws of the state of its incorporation as limited by this Plan. Sybra, as Reorganized Sybra, and Sybra Conn., as Reorganized Sybra Conn., shall continue to exist after the Effective Date with all powers of a corporation under the laws of its state of incorporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law; and Reorganized Sybra and Reorganized Sybra Conn. may operate its business free of any restrictions imposed by the Bankruptcy Code, the Bankruptcy Rules or by the Court, subject only to the terms and conditions of the Plan.

         B. DISSOLUTION OF CREDITORS' COMMITTEE; CESSATION OF PROFESSIONAL SERVICES.

                  The Creditors' Committee shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code and shall perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Effective Date. On the Effective Date, the Creditors' Committee shall be dissolved and its members shall be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases or this Plan and its implementation, and the retention or employment of the Creditors' Committee's and the Debtors' attorneys and other agents shall terminate except with respect to (i) all Fee Claims and (ii) any appeals of the Confirmation Order.

         C.       REVESTING OF ASSETS.

                  The property of the ICH Estate other than the ICH Assets shall be revested in Reorganized ICH on the Effective Date. The property of the Sybra Estate and the Sybra Conn. Estate shall be revested in Reorganized Sybra and Reorganized Sybra Conn., respectively, on the Effective Date.

         D.       DISCHARGE OF THE DEBTORS.

                  The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors, the Debtors in Possession, the Reorganized Debtors, or any of their respective assets or properties, arising prior to the Effective Date. Except as otherwise expressly specified in this Plan, the Confirmation Order shall act as of the Effective Date as a discharge of all debts of, Claims against, Liens on, and Equity Interests in the Debtors, their assets and properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim or Equity Interest with respect thereto was filed, whether the Claim or

Equity Interest is Allowed, or whether the holder thereof votes to accept this Plan or is entitled to receive a distribution hereunder. Except as otherwise expressly specified in this Plan, after the Effective Date, any holder of such discharged Claim or Equity Interest shall be precluded from asserting against the Debtors, the Reorganized Debtors, Triarc, NewCo, the ICH Plan Administrator or any of their respective assets or properties, any other or further Claim or Equity Interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature relating to the Chapter 11 Cases that occurred before the entry of the Confirmation Order.

         E. DEBTORS' RELEASES OF JOHN BICKS AND ROBERT DRECHSLER. In consideration of the Bicks/Drechsler Letter Agreement, including Bicks' and Drechsler's agreement to waive and release any claims against Care Financial, the Debtors waive and forever release John Bicks and Robert Drechsler from any and all Claims, causes of action, defenses, liabilities, counterclaims, or offsets and/or allegations, including, without limitation, any avoidance action, each may have or may have made, or that is based upon transactions, acts, omissions, facts or circumstances at any time up through and including the Effective Date, except for willful misconduct or gross negligence.

         F.       INJUNCTION.

                  Except as otherwise expressly provided in this Plan or under any assumed executory contract or unexpired lease or Secured Loan Document, the Confirmation Order, or a separate order of the Court, all entities who have held, hold, or may hold Claims against or Equity Interests in the Debtors which arose before or were held as of the Effective Date, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors, with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Equity Interest, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest and (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. Such injunction shall extend to successors of the Debtors (including, without limitation, the Reorganized Debtors), the ICH Plan Administrator, Triarc and NewCo and their respective properties and interests in property.

         G.       PRESERVATION/WAIVER OF CAUSES OF ACTION.

                  1. PRESERVATION OF RIGHTS. Pursuant to this Plan, and sections 544, 548, 549, 550, 551, 553 and 1123(b)(3)(B) of the Bankruptcy Code,
the Reorganized Debtors shall retain all rights and all Causes of Action accruing to them and their Estates. Including, without limitation, the avoidance of any transfer of an interest of the Debtors in property or any obligation incurred by the Debtors, except as expressly noted in this Plan or the Confirmation Order, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any such rights or Causes of Action.

Nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date which is not specifically waived or relinquished by this Plan. The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such Claims, Causes of Action, rights of setoff and other legal or equitable defenses which the Debtors had immediately prior to the Petition Date as fully as if the Chapter 11 Cases had not been commenced; and all of the Reorganized Debtors' legal and equitable rights respecting any Claim which are not specifically waived or relinquished by this Plan may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

                  2. CAUSE OF ACTION PROCEEDS. Subject to NewCo's rights under the Plan, the proceeds, if any, received by Reorganized ICH in respect of any Causes of Action shall be used by Reorganized ICH for funding the ICH Operating Reserve and for additional distributions on a Pro Rata basis to the holders of Allowed Class 5 Claims (or ICH Equity Interests, as the case may be).

         H.       VOTES SOLICITED IN GOOD FAITH.

                  Triarc (and each of its respective affiliates, agents, directors, officers, members, employees, advisors, and attorneys) has, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and will not be liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of this Plan.

         I.       ADMINISTRATIVE CLAIMS INCURRED AFTER THE CONFIRMATION DATE.

                  Administrative Claims incurred by the Reorganized Debtors after the date and time of the entry of the Confirmation Order, including (without limitation) Claims for Professionals' fees and expenses incurred after such date, including, without limitation, claims for Professionals' fees and expenses by the Reorganized Debtors after such date, shall not be subject to application and may be paid by the Reorganized Debtors in the ordinary course of business and without application for or Court approval.

         J.       EXCULPATION, LIMITATIONS.

                  1. EXCULPATION. The Debtors, the Reorganized Debtors, the ICH Plan Administrator, the Creditors' Committee, NewCo, Triarc and their respective present and former members, officers, directors, representatives, shareholders, employees, advisors, attorneys and agents acting in such capacity
(i) shall have no liability whatsoever to any holder or purported holder of an Administrative Claim, Claim, or Equity Interest for any act or omission in connection with, or arising out of, the Plan, the Disclosure Statement, the negotiation of the Plan, the negotiation of the other documents, included in the Plan Supplement, the pursuit of approval of the Disclosure Statement or the solicitation of votes for confirmation of the Plan, the Chapter 11 Cases, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, or any transaction contemplated by the Plan or Disclosure Statement or in furtherance thereof (including, without limitation, employment contracts, programs and arrangements adopted in connection with the Plan or the Chapter 11 Cases), except for willful misconduct, gross negligence or breach of fiduciary duty as determined by a Final Order, and (ii) in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such parties from liability.

                  2. LIMITATION WITH RESPECT TO GOVERNMENTAL ENTITIES. Notwithstanding Section X.I.1 of this Plan, the Plan shall not release, discharge, or exculpate any non-debtor party from any debt owed to the United States Government and/or its agencies, including the Pension Benefit Guaranty Corporation (the "Government"), or from any liability arising under the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, as amended, or the environmental laws, securities laws or criminal laws of the United States. In addition, notwithstanding Section X.I.1 of this Plan, the Plan shall not enjoin or prevent the Government from collecting any such liability from any such non-debtor party.

         K.       TERM OF BANKRUPTCY INJUNCTION OR STAYS.

                  All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         L.       PRESERVATION OF INSURANCE.

                  The Debtors' discharge and release from all Claims as provided herein, except as necessary to be consistent with this Plan, shall not diminish or impair the enforceability of any insurance policy that may cover Claims against the Debtors, the Reorganized Debtors (including, without limitation, their officers and directors) or any other person or entity.

         M.       SETOFFS.

                  The Debtors may, but shall not be required to, set off against any Claim or Equity Interest, and the payments or other distributions to be made pursuant to this Plan in respect of such Claim or Equity Interest, claims of any nature whatsoever that the Debtors may have against such holder of a Claim of Equity Interest; but neither the failure to do so nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder of a Claim of Equity Interest.

         N.       INDEMNIFICATION OBLIGATIONS.

                  Sybra's and Sybra Conn's indemnification obligations to present and former directors, officers or employees, upon or after the Petition Date, pursuant to their certificates of incorporation and by-laws or applicable state law, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged.

                                       XI.

                            RETENTION OF JURISDICTION

                  The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and this Plan pursuant to, and for the purposes of, section 105(a) and section 1142 of the Bankruptcy Code and for, among other things, the following purposes: (i) to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;
(ii) to determine any other applications, adversary proceedings, and contested matters pending on the Effective Date; (iii) to ensure that distributions to holders of Allowed Claims are accomplished as provided herein; (iv) to resolve disputes as to the ownership of any Claim or Equity Interest; (v) to hear and determine timely objections to Administrative Claims, Claims and Equity Interests; (vi) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; (vii) to issue such orders in aid of execution of this Plan, to the extent authorized by section 1142 of the Bankruptcy Code; (viii) to consider any modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order; (ix) to hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 330, 331, and 503(b) of the Bankruptcy Code; (x) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan; (xi) to hear and determine any issue for which this Plan requires a Final Order of the Bankruptcy Court; (xii) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code; (xiii) to hear any other matter not inconsistent with the Bankruptcy Code; (xiv) to hear and determine disputes arising in connection with compensation and reimbursement of expenses of Professionals for services rendered during the period commencing on the Confirmation Date through and including the Effective Date; (xv) to hear and determine all avoidance actions commenced by the Reorganized Debtors pursuant to sections 544, 545, 547, 548, 549 and 553 of the Bankruptcy Code; and (xvi) to enter a final decree closing the Chapter 11 Cases.

                                      XII.

                            MISCELLANEOUS PROVISIONS

         A.       PAYMENT OF STATUTORY FEES.

                  All fees payable on or before the Effective Date (i) pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, and (ii) to the United States Trustee, shall be paid by the Debtors on or before the Effective Date. Any such fees accruing after the Effective Date shall be paid by the applicable Reorganized Debtor.

         B.       AMENDMENT, MODIFICATION OR WITHDRAWAL OF THIS PLAN;
                  SEVERABILITY.

                  Triarc reserves the right, subject to the Bankruptcy Code, to amend or to modify or to withdraw the Plan prior to the entry of the Confirmation Order, including, without limitation, to make such amendments or modifications as may be necessary to carry out the purpose and intent of the Plan and to ensure its confirmability. After entry of the Confirmation Order, the Reorganized Debtors may amend or modify the Plan or remedy any defect or omission or reconcile any inconsistency in the Plan in such a manner as may be necessary to carry out the purpose and intent of the Plan. Subject to Triarc's right to amend, modify or withdraw the Plan prior to entry of the Confirmation Order, any provision of the Plan that is determined by the Bankruptcy Court to cause the Plan to be not confirmable shall be ineffective without affecting in any way the remaining provisions hereof.

         C.       GOVERNING LAW.

                  Unless a rule of law or procedure is supplied by Federal law (including the Bankruptcy Code and Bankruptcy Rules) or the Delaware General Corporation Law or Delaware Limited Liability Company Act or such other similar law that may apply, the laws of the State of New York (without reference to the conflicts of laws provisions thereof) shall govern the construction and implementation of this Plan and any agreements, documents, and instruments executed in connection with this Plan.

         D.       FILING OR EXECUTION OF ADDITIONAL DOCUMENTS.

                  On or before the Effective Date, Triarc, the Debtors or the Reorganized Debtors shall file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan, including without limitation the NewCo Purchase and Funding Agreement.

         E.       SECTION 338(H)(10) ELECTION

                  At NewCo's option, NewCo and ICH shall make an election under
Section 338(h)(10) of the Internal Revenue Code and any comparable provision of state, local or foreign law, with respect to the purchase of the ICH Assets or any portion thereof.

         F.       WITHHOLDING AND REPORTING REQUIREMENTS.

                  In connection with this Plan and all instruments issued in connection therewith and distributions thereon, Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

         G.       EXEMPTION FROM TRANSFER TAXES.

                  Pursuant to section 1146(c) of the Bankruptcy Code, any transfer from the Debtors to the Reorganized Debtors or otherwise pursuant to this Plan, including the transfer of the ICH Assets to NewCo, shall not be subject to any stamp, real estate transfer, recording or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

         H.       WAIVER OF FEDERAL RULE OF CIVIL PROCEDURE 62(A).

                  Triarc may request that the Confirmation Order include (i) a finding that Fed. R. Civ. P. 62(a) shall not apply to the Confirmation Order and
(ii) authorization for the Debtors to consummate this Plan immediately after entry of the Confirmation Order.

         I.       HEADINGS.

                  Headings used in this Plan are for convenience and reference only and shall not constitute a part of this Plan for any purpose.

         J.       EXHIBITS.

                  All Exhibits to this Plan are incorporated into and constitute a part of this Plan as if set forth herein.

         K.       NOTICES.

                  All notices, requests, and demands hereunder to be effective shall be in writing and unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                  TO TRIARC AND NEWCO: Triarc Companies, Inc., 280 Park Avenue, New York, NY 10017, Attn: Brian Schorr;

                  with a copy to: Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064, attention: Alan W. Kornberg, John R. Ashmead, tel.: (212) 373-3000; fax (212) 757-3990.

                  TO THE DEBTORS: ICH Corporation, Sybra, Inc. and Sybra of Connecticut, Inc., c/o Sonnenschien Nath & Rosenthal, 1221 Avenue of the Americas, New York, New York 10020, attention: Peter D. Wolfson, D. Farrington Yates, tel.: (212) 768-6700, fax: (212) 768-6800.

                  TO THE CREDITORS COMMITTEE: Official Committee of Unsecured Creditors of ICH Corporation, Sybra, Inc. and Sybra of Connecticut, Inc., c/o Vinson & Elkins,

666 Fifth Avenue, New York, New York 10103, attention: Dan Stewart, Steven Abramowitz, tel.: (917) 206-8000; fax: (917) 206-8100.

         L.       PLAN SUPPLEMENT.

                  Forms of the documents relating to the Amended ICH Certificate of Incorporation, the Amended ICH By-laws, the Effective Date Sybra Certificate of Incorporation, the Effective Date Sybra By-laws, the Effective Date Sybra Conn. Certificate of Incorporation, the Effective Date Sybra Conn. By-laws, the ICH Plan Administrator Agreement and, the NewCo Purchase and Funding Agreement shall be contained in the Plan Supplement which shall be filed with the Clerk of the Bankruptcy Court no later than ten (10) days before the Voting Deadline. The Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to Triarc in accordance with Section XII.K of this Plan.

         M.       CONFLICT.

                  The terms of this Plan shall govern in the event of any inconsistency with the summaries of this Plan set forth in the Disclosure Statement.

         N.       SETOFF BY THE UNITED STATES.

                  The valid setoff rights, if any, of the United States of America will be unaffected by this Plan or confirmation thereof.

                                      XIII.

                             CONDITIONS PRECEDENT TO
                 CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE

         A.       CONFIRMATION OF THIS PLAN.

                  This Plan can be confirmed either under section 1129(a) of the Bankruptcy Code or in a non-consensual manner under section 1129(b) of the Bankruptcy Code so long as the conditions of Section XIII.B have been satisfied or waived pursuant to Section XIII.D.

         B.       CONDITIONS PRECEDENT TO THE CONFIRMATION OF THE PLAN.

                  Unless this condition is waived in accordance with Section XIII.D, the Confirmation Order must be in form and substance acceptable to Triarc.

         C.       CONDITIONS PRECEDENT TO EFFECTIVENESS.

                  The Plan shall not become effective unless and until it has been confirmed and the following conditions have been satisfied in full or waived pursuant to Section XIII.D:

                  1. The Confirmation Order in a form satisfactory to Triarc shall have become a Final Order.

                  2. The NewCo Purchase and Funding Agreement shall be executed and performed by the Debtors.

                  3. The Amended ICH Certificate of Incorporation shall have been properly filed with the Secretary of State of the State of Delaware.

                  4. The Effective Date Sybra Certificate of Incorporation shall have been properly filed with the appropriate Secretary of State.

                  5. The Effective Date Sybra Conn. Certificate of Incorporation shall have been properly filed with the appropriate Secretary of State.

                  6. All authorizations, consents and regulatory approval required (if any) for this Plan's effectiveness shall have been obtained.

         D.       WAIVER OF CONDITIONS.

                  Triarc may waive any or all of the conditions set forth in Sections XIII.B and C above at any time, without leave of or order of the Court and without any formal action.

         E. EFFECT OF FAILURE OF CONDITIONS. In the event that the Effective Date does not occur on or before sixty (60) days after the Confirmation Date, upon notification submitted by Triarc to the Bankruptcy
Court: (i) the Confirmation Order shall be vacated, (ii) no distributions under this Plan shall be made, (iii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (iv) the Debtors' obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained in this Plan shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

         F. VACATUR OF CONFIRMATION ORDER. If an order denying confirmation of this Plan is entered, then this Plan shall be null and void in all respects, and nothing contained in this Plan shall (i) constitute a waiver or release of any Claims against or Equity Interests in the Debtors; (ii) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, the Debtors; (iii) prejudice in any manner any right, remedy, claim or defense of the Debtors; or (iv) be deemed an admission against interest by the Debtors.

Dated:   November 22, 2002

                                   TRIARC COMPANIES, INC.


                                   By:  /s/ Brian L. Schorr
                                        ---------------------------------------
                                        Name:   Brian L. Schorr
                                        Title:  Executive Vice President and
                                                General Counsel

                                   SCHEDULE A



                     FILED AS SEPARATE DOCUMENT ON 11/22/02

                                   SCHEDULE B



                     FILED AS SEPARATE DOCUMENT ON 11/22/02

                                   SCHEDULE C

                                SECURED LENDERS*
                                ----------------



                          Atheron Capital Incorporated

                           Bayview Franchise Mortgage

                          Captec Financial Group, Inc.

                        CIT Lending Services Corporation

                              CNL Financial VI, LP

                              Finova Capital Corp.

                           Fleet Business Credit, LLC

                    GE Capital Franchise Finance Corporation

                                      GMAC

                             Wells Fargo Bank, N.A.





------------------------
*    Subject to any corrections that are necessary.

--------------------------------------------------------------------------------
               PROPOSED ALLOWED AMOUNTS OF SECURED LENDER CLAIMS*
--------------------------------------------------------------------------------
                                   A.               B.                   C.
                             POSTPETITION      PREPETITION           REMAINING
                              PRINCIPAL        INTEREST (AND          BALANCE
  SECURED LENDER              (THROUGH      PREPETITION PRINCIPAL      AS OF
                              12/31/02)       IF APPLICABLE)         12/31/02**
--------------------------------------------------------------------------------

     GECFFC               $     808,921.65   $   125,446.35   $   12,473,834.96
--------------------------------------------------------------------------------
      Fleet                     527,492.07        84,937.01        9,424,596.06
--------------------------------------------------------------------------------
       CIT                      743,459.85       158,765.59       17,695,625.05
--------------------------------------------------------------------------------
     BVFMAC                      97,819.49        17,699.76        1,933,300.20
--------------------------------------------------------------------------------
   Wells Fargo                  177,599.65        51,942.97        5,001,898.55
--------------------------------------------------------------------------------
     Finova                     859,488.45       181,548.35       20,617,939.51
--------------------------------------------------------------------------------
      GMAC                       73,934.57         5,445.49          482,809.09
--------------------------------------------------------------------------------
Atherton/Amresco              2,192,232.91       244,037.75       21,968,496.17
--------------------------------------------------------------------------------
     CAPTEC                     133,701.21        10,236.85          894,140.74
--------------------------------------------------------------------------------
       CNL                       34,310.28         9,820.01          943,963.95
--------------------------------------------------------------------------------

* As reflected in Debtor's books and records; subject to correction as maybe required under Secured Loan Documents, and subject to Plan.

**   After payments in Columns A and B.

                                   SCHEDULE D

                     SCHEDULE OF LOAN DOCUMENT MODIFICATIONS
                     ---------------------------------------



         1. All references in the Secured Loan Documents to ICH Corporation, ICH, "guarantor" or "parent" or similar terms shall be deleted. Consistent with the foregoing, the following or similar provisions shall be eliminated as events of default under each of the Secured Loan Documents:

                  (a) Failure of ICH to own any given percentage of Sybra's capital stock or failure by ICH to maintain voting control over Sybra or failure by ICH to maintain the ability to direct the management policies to Sybra.

                  (b) ICH's denial of its obligations under any guarantee, or failure of any guarantee to remain in full force and effect.Any provision in any of the Secured Documents restricting a change of control of Sybra or Sybra Conn. shall be deemed waived with respect to the acquisition by NewCo of 100% of the equity interests of Sybra or Sybra Conn pursuant to the Triarc Chapter 11 Plan.

         2. All covenants requiring Sybra or Sybra Conn to maintain a specified fixed charge coverage ratio shall be amended to require Sybra or Sybra Conn. to maintain a fixed charge coverage ratio of 1.0 to 1 for the first four years following the confirmation date and 1.1 to 1 thereafter. Additionally, no fixed charge ratio covenant or other financial maintenance covenant shall be operative until the commencement of the first full calendar quarter following the confirmation date. For all Secured Loan Documents, the fixed charge coverage ratio shall be defined as: the sum of earnings before interest, cash taxes, depreciation, amortization, rent expense, equipment rent and any non-recurring income or expense items divided by the sum of scheduled debt principal (including capitalized lease obligations) and interest payments, rent expense, equipment rent and dividends. All calculations of fixed charge coverage ratio shall be calculated on a trailing twelve months' basis. In the event that Sybra or Sybra Conn fails to maintain the required fixed charge coverage ratio during any period, such failure may be cured by a contribution of cash equity by NewCo during the quarter immediately following such period in an amount such that, if such equity contribution were added to the numerator of the fixed charge coverage ratio calculation, the ratio for the period in question would then meet the required minimum.

         3. For all Secured Loan Documents, all covenants requiring the furnishing of financial reports or information shall be amended to require that only the following financial reports be furnished:

                  (a) Within 120 days after the end of each fiscal year of Sybra, Inc., the consolidated balance sheet of Sybra, Inc. and its subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, cash flows and stockholders' equity for such fiscal year, and certified by independent certified public accountants of reorganized national standing.

                  (b) Within 60 days after the end of each of the first three fisc

                  (c) al quarters in each fiscal year of Sybra, Inc., the unaudited consolidated balance sheet of Sybra, Inc. and it subsidiaries as of the end of such quarterly period and related consolidated statements of operations, cash flows and stockholders' equity for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period.

         4. No covenant under any of the Secured Loan Documents shall be deemed to prohibit the reincorporation in Delaware of Sybra, Inc. and Sybra Conn.

         5. All pre-existing non-monetary defaults under any Secured Loan Document and any defaults that would be triggered by the Triarc Chapter 11 Plan or the transactions effected thereunder shall be deemed to be waived irrevocably and unconditionally as of the Effective Date.

         6. At the option of a Secured Lender, its Secured Loan Documents may be modified to provide for cross-collateralization.

                                   SCHEDULE E

                        BICKS/DRECHSLER LETTER AGREEMENT
                        --------------------------------

                         TRIARC RESTAURANT HOLDINGS, LLC
                           280 PARK AVENUE, 41ST FLOOR
                            NEW YORK, NEW YORK 10017

================================================================================





                                                November 15, 2002



PERSONAL AND CONFIDENTIAL
-------------------------

Mr. John A. Bicks
Mr. Robert H. Drechsler
c/o Sybra, Inc.
780 Third Avenue
New York, NY  10017

                        Re: PROPOSED TERMS OF EMPLOYMENT

Dear Messrs. Bicks and Drechsler:

                  Reference is made to the First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for ICH Corporation, Sybra, Inc. and Sybra of Connecticut, Inc. (as amended from time to time, the "Triarc Plan") proposed by Triarc Companies, Inc. ("Triarc") in the jointly administered chapter 11 cases of ICH Corporation ("ICH"), Sybra, Inc. ("Sybra") and Sybra of Connecticut, Inc. ("Sybra-CT"; collectively, the "Debtors"). Subject to and conditioned upon (i) countersignature by each of you in the space provided below and (ii) the occurrence of the Effective Date1 of the Triarc Plan, this letter will confirm certain agreements that Triarc Restaurant Holdings, LLC ("Newco") has reached with you with respect to (x) your respective Second Amended and Restated Employment Agreements, dated as of May 15, 2001, as amended (the "Employment Agreements") with the Debtors and with Care Financial Corporation ("Care Financial"), a non-debtor subsidiary of ICH, and (y) your future arrangements with Sybra. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, we hereby agree as follows:



------------------------
1 Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Triarc Plan.

         (i) The Employment Agreements will be rejected under the Triarc Plan and you shall not object to, or otherwise impede, such rejection.

         (ii) On or before the Effective Date, you shall cause the cancellation of all outstanding letters of credit that secure obligations owed and performance due to you under the Employment Agreements and you shall furnish Newco with adequate proof of such cancellation.

         (iii) Each of you agrees to vote in favor of the Triarc Plan in respect of your claims against ICH. In addition, each of you agrees not to (a) solicit acceptances or rejections of, or (b) unless compelled by an order of the Bankruptcy Court overseeing the Debtors' chapter 11 cases, to publicly or privately disclose a preference for, either of the competing chapter 11 plans proposed for the Debtors. In addition, you shall not directly or indirectly object to, or take any other action to frustrate or impede confirmation of, the Triarc Plan and occurrence of the Effective Date thereunder.

         (iv) On the later of the Effective Date and January 2, 2003: (a) you will each receive a Cash payment from Sybra in the amount of $454,000 (subject to any applicable withholding requirements) in full settlement and satisfaction of any and all claims that you may have against the Debtors and Care Financial including, but not limited to, those arising under the Employment Agreements; and (b) Sybra will reimburse you for actual legal fees and expenses incurred by you in connection with the matters described herein in an aggregate amount not to exceed $25,000, with the amounts referenced in
                  (a) and (b) to be paid to you by wire transfer of immediately available funds in accordance with written instructions to be provided by each of you. You shall furnish Newco with copies of the statements for legal fees prior to receiving the payment under (iv)(b).

         (v) Each of you will be offered employment by reorganized Sybra for a period of one year commencing on the date of the closing of the transactions contemplated in the Triarc Plan (the "Employment Term"), at an annual salary, paid biweekly, of $454,000 (subject to applicable withholding requirements). Such annual salary, together with all other amounts due to each of you under this agreement, shall be paid notwithstanding the death or disability of either of you; and in such event, such amounts will be paid to your legal representative. Your employment obligations shall include, without limitation, assisting Triarc, Newco and the Debtors
                  (a) to implement the Triarc Plan (including by assisting the ICH Plan Administrator), and (b) in the preparation of filings to be made by Triarc and its affiliates with the Securities and Exchange Commission containing information relating to the Debtors. Neither of you will be required to perform services that do not relate to Newco, the Debtors or Care Financial.

         (vi) During the Employment Term, you will each work on a full-time, exclusive basis for the first six months thereof; for the second six months, you will each be available on a part-time, non-exclusive basis as requested by Sybra upon reasonable notice. You may pursue, accept, undertake and perform other employment on a full-time basis while serving Sybra on a part-time basis. During the Employment Term, you may be terminated only for "Cause" as that term is defined in section 4(a)(i) of the Employment Agreements, and such defined term is incorporated herein by reference.

         (vii) During the Employment Term, each of you will continue to be included in the medical, life, and director and officer liability insurance programs available to Sybra executives at the levels of your current participation, and you shall receive the same premium and reimbursement coverages with respect thereto that you have, under the Employment Agreements (as of the date hereof).

         (viii) It is expected that during the Employment Term, each of you will continue to work from Sybra's New York office located at 780 Third Avenue, New York, New York, the lease for which is being assumed as part of the Triarc Plan. If during that first six months of the Employment Term this office is closed, comparable office space in Manhattan will be made available for your use and the cost of any move will be borne by Sybra. Essential support services shall be made available to you so that you may perform your duties hereunder, including a full time secretary/receptionist (compensation approximately $40,000 per annum) during the first six months of the Employment Term.

         (ix) As of the Effective Date, each of you hereby waive and release any and all claims (including, but not limited to, any and all severance, compensation, bonus, option or other claims arising under or related to your respective Employment Agreements and the rejection thereof) that you may have or may assert against the Debtors or Care Financial and you shall promptly withdraw any and all proofs of claim filed by you or on your behalf against the Debtors.

         (x) During the Employment Term, each of you will not, directly or indirectly, compete with any business Newco or the Debtors (or any of their affiliates or successors) is then conducting or which is then covered in a written proposal or business plan then in effect, in any place in which Newco or the Debtors (or any of their affiliates or successors) does business at the time you seek to engage in such business.

         (xi) For a period of three (3) years commencing on the Effective Date, neither of you shall (a) directly or indirectly solicit or attempt to solicit or participate in the solicitation of or otherwise advise or encourage any officer, employee, agent, consultant or representative of, Newco or the Debtors (or any of their affiliates or successors) to terminate his, her or its relationship with Newco or the Debtors (or any of their affiliates or successors), or (b) directly or indirectly solicit for employment or hire any officer, employee, agent, consultant or representative of Newco or the Debtors (or any of their affiliates or successors).

         (xii) Neither of you shall, during the Employment Term or at any time thereafter, except as required by law or as is necessary for the performance of your duties set forth herein, directly or indirectly, publish, make known or in any manner disclose any confidential records (as hereinafter defined) of Triarc, Newco, the Debtors or any of their affiliates, or permit any inspection or copying of confidential records of Triarc, Newco, the Debtors or any of their affiliates, by, any individual or entity. Neither of you shall retain any copies of any of such confidential records following termination of your employment hereunder. For purposes of this Agreement, "confidential records" means, without limitation, all information (whether written or oral), correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records and customer and vendor records relating to or containing any information not generally available to the public, any proprietary information (in any medium whether in writing, on magnetic tape or in electronic or other form) or any equipment of any kind which may be in your possession or under your control or accessible to you. In addition, during the Employment Term and thereafter, each of you shall refrain from making any statement, written or oral, which is disparaging to Triarc, Sybra, their affiliates, directors or officers, provided that Newco performs its obligations hereunder. During the Employment Term and thereafter, Triarc, Newco, Sybra, their affiliates, directors or officers shall refrain from making any statement, written or oral, which is disparaging to you, provided that you perform your obligations hereunder.

         (xiii) The Triarc Plan shall be amended to add: (a) a release from the Debtors arising in your favor effective as of, and covering all claims arising through, the Effective Date; (b) your names to the exculpation provision; and (c) a provision in your favor continuing the indemnification benefits available under Sybra's charter and by-laws. In addition, each of you, on the one hand, and Triarc and Newco, on the other hand, will execute and deliver mutual releases with respect to any and all claims arising through the Effective Date. A copy of such mutual release is attached hereto as Exhibit A. Each of you agrees to execute such other and further documents as may be necessary to effectuate the terms agreed to herein.

         (xiv) Newco agrees that following the Effective Date it shall cause Sybra to comply with its obligations hereunder.

         (xv) Each of you agrees that this Agreement shall be disclosed to the Bankruptcy Court.

         (xvi) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS

                  PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF NEW YORK. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN A COURT SITUATED IN THE CITY OF NEW YORK_ AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF COURTS SITUATED IN NEW YORK COUNTY. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

         (xvii) THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

                  If the foregoing accurately reflects the understanding that we have reached, please execute this letter agreement where indicated below and return a copy of this letter by facsimile to me (212-451-3216).


                                   Very truly yours,

                                   TRIARC RESTAURANT HOLDINGS,
                                   LLC


                                   By   /s/ Jonathan P. May
                                        ---------------------------------------
                                        Jonathan P. May
                                        Senior Vice President-
                                        Corporate Development




AGREED TO AND ACCEPTED:


/s/ John A. Bicks
----------------------------------
         John A. Bicks


/s/ Robert H. Drechsler
----------------------------------
            Robert H. Drechsler

                                                                       EXHIBIT A
                                                                       ---------

                                 GENERAL RELEASE
                             AND COVENANT NOT TO SUE

         TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

         Each of John Bicks and Robert Drechsler (each, an "EXECUTIVE"), on his own behalf and on behalf of his descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable to the undersigned under that Letter Agreement dated as of November 15, 2002 (the "AGREEMENT") between each Executive and Triarc Restaurant Holdings, LLC (the "COMPANY"), does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency) against, and waives, releases and discharges the Company, Sybra, Inc., Arby's, Inc. and Triarc Companies, Inc. and each of their respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents or any of them (collectively, the "Company GROUP"), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that each Executive ever had, now has or shall or may have or assert as of the date of this General Release against any of them, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to each of their Employment Agreements (as defined in the Agreement) or to the Age Discrimination in Employment Act of 1967 ("ADEA), as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys' fees and costs; provided, however, that nothing herein shall release any member of the Company Group from any of its obligations under the Agreement or any rights to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group or impair the right or ability of the Executive Releasees to enforce the terms thereof. Each Executive further agrees that this General Release and Covenant to Sue may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, his heirs or assigns. Notwithstanding the foregoing, each Executive understands and confirms that he is executing this General Release and Covenant Not to Sue voluntarily and knowingly, and this Covenant Not to Sue shall not affect the Executive's right to claim otherwise under ADEA.

         The Company Group, on its own behalf and on behalf of its assigns, affiliates, subsidiaries, parents, predecessors and successors, and its past and present shareholders, employees, officers, directors, representatives and agents or any of them, does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency) against, and waives, releases and discharges each Executive and his heirs, successors and assigns, descendants, dependents, executors and administrators, past and present, and any of his affiliates and each of them (collectively, the "EXECUTIVE RELEASEES") from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Company or any of its subsidiaries ever had, now has or shall or may have or assert as of the date of this General Release against any of them, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to each of their Employment Agreements (as defined in the Agreement), PROVIDED, HOWEVER, that nothing herein shall release the Executive Releasees from any obligations arising out of or related in any way to Executive's obligations under the Agreement or impair the right or ability of the Company to enforce the terms thereof.

         This General Release shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State.

         Each of the Executive and the Company acknowledge that they have entered into this General Release knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release.

         IN WITNESS WHEREOF, the parties hereto have caused this General Release to be executed on this _____ day of __________________, 2002.


                                   _______________________________
                                           John A. Bicks

                                   ______________________________
                                           Robert H. Drechsler

                                   TRIARC RESTAURANT HOLDINGS, LLC

                                   By:  ____________________________
                                        Name:
                                        Title: